                                                                    EXHIBIT 10.4

                                CREDIT AGREEMENT

                                     AMONG

                             COLDWATER CREEK INC.

                                      AND

                            THE BANKS NAMED HEREIN

                                      AND

                          FIRST SECURITY BANK, N.A.,
                                   AS AGENT


                                 JUNE 29, 1998

                               TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS                                                        1

ARTICLE 2 - LOANS AND TERMS OF PAYMENT                                         7
     2.1    REVOLVING LINE OF CREDIT                                           7
            2.1.1   MANNER OF BORROWING                                        8
            2.1.2   INTEREST ON THE REVOLVING LINE OF CREDIT                   9
            2.1.3   REVOLVING NOTES                                           10
            2.1.4   REPAYMENT OF REVOLVING LINE OF CREDIT                     10
            2.1.5   USE OF PROCEEDS OF REVOLVING LINE OF CREDIT               12
            2.1.6   ADDITIONAL INTEREST RATE PROVISIONS                       12
            2.1.7   LIBOR LOAN                                                13
            2.1.8   FUNDING LOSS INDEMNIFICATION                              13
            2.1.9   REDUCTION OF COMMITMENT AMOUNT                            14
            2.1.10  COMMITMENT FEE                                            14
            2.1.11  NON-RECEIPT OF FUNDS BY AGENT                             14
     2.2    LETTERS OF CREDIT.                                                15
            2.2.1   APPLICATIONS                                              15
            2.2.2   FACILITY TERMINATION.                                     15
            2.2.3   FEES                                                      16
            2.2.4   FORM                                                      16
            2.2.5   REIMBURSEMENT                                             16
            2.2.6   REIMBURSEMENT OBLIGATIONS ABSOLUTE                        17
            2.2.7   PARTICIPATIONS                                            17
     2.3    TERM STANDBY LETTER OF CREDIT.                                    17
            2.3.1   FACILITY TERMINATION.                                     17
            2.3.2   FEES                                                      18
            2.3.3   INTEREST ON DRAWS                                         18
            2.3.4   REIMBURSEMENT                                             18
            2.3.5   REIMBURSEMENT OBLIGATIONS ABSOLUTE                        19
            2.3.6   PARTICIPATIONS                                            19
     2.4    TAXES ON PAYMENTS.                                                19

ARTICLE 3 - CONDITIONS PRECEDENT                                              20
     3.1    INITIAL ADVANCE.                                                  20
            3.1.1   REVOLVING NOTE                                            20
            3.1.2   GUARANTY                                                  20
            3.1.3   EVIDENCE OF INSURANCE                                     20
            3.1.4   OPINION OF COUNSEL FOR BORROWER AND GUARANTOR             20
            3.1.5   EVIDENCE OF ALL CORPORATE ACTION BY BORROWER              20
            3.1.6   CERTIFICATES OF EXISTENCE FOR BORROWER                    20
            3.1.7   CERTIFIED ARTICLES OF INCORPORATION
                    AND BYLAWS OF BORROWER                                    21

            3.1.8   EVIDENCE OF ALL CORPORATE ACTION BY GUARANTOR             21
            3.1.9   CERTIFICATES OF EXISTENCE FOR GUARANTOR                   21
            3.1.10  CERTIFIED ARTICLES OF INCORPORATION AND
                    BYLAWS OF GUARANTOR                                       21
            3.1.11  CERTIFICATES OF ASSUMED BUSINESS NAME                     21
            3.1.12  LETTER TO ACCOUNTANTS                                     21
            3.1.13  PUBLIC RECORD SEARCHES                                    21
            3.1.14  ADDITIONAL DOCUMENTS                                      22
     3.2    ALL ADVANCES.                                                     22

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES                                    22
     4.1    INCORPORATION, GOOD STANDING, AND DUE QUALIFICATION               22
     4.2    CORPORATE POWER AND AUTHORITY                                     23
     4.3    LEGALLY ENFORCEABLE AGREEMENT                                     23
     4.4    OTHER AGREEMENTS                                                  23
     4.5    NO LITIGATION                                                     23
     4.6    NO DEFAULTS ON OUTSTANDING JUDGMENTS OR ORDERS                    24
     4.7    FINANCIAL STATEMENTS                                              24
     4.8    EMPLOYEE BENEFITS                                                 24
     4.9    LABOR DISPUTES AND CASUALTIES                                     25
     4.10   OPERATION OF BUSINESS                                             25
     4.11   ENVIRONMENTAL MATTERS                                             25
     4.12   OWNERSHIP AND LIENS                                               26
     4.13   TAXES                                                             26
     4.14   INVESTMENT COMPANY ACT                                            26
     4.15   SUBSIDIARIES                                                      26
     4.16   ACCURACY OF REPRESENTATIONS                                       26
     4.17   CONTINUING WARRANTIES, REPRESENTATIONS AND COVENANTS              27

ARTICLE 5 - AFFIRMATIVE COVENANTS                                             27
     5.1    MAINTENANCE OF EXISTENCE                                          27
     5.2    MAINTENANCE OF RECORDS                                            27
     5.3    MAINTENANCE OF PROPERTIES                                         27
     5.4    CONDUCT OF BUSINESS                                               27
     5.5    MAINTENANCE OF INSURANCE                                          28
     5.6    COMPLIANCE WITH LAWS                                              28
     5.7    RIGHT OF INSPECTION                                               28
     5.8    ACCOUNTING                                                        28
     5.9    REIMBURSEMENT OF BANK EXPENSES                                    29
     5.10   LOCATION OF CHIEF EXECUTIVE OFFICE                                29
     5.11   REPORTING REQUIREMENTS                                            29
            5.11.1  QUARTERLY FINANCIAL STATEMENTS                            29
            5.11.2  ANNUAL FINANCIAL STATEMENTS                               29
            5.11.3  GUARANTOR ANNUAL FINANCIAL STATEMENTS                     29
            5.11.4  MANAGEMENT LETTERS                                        30

            5.11.5  NOTICE OF LITIGATION                                      30
            5.11.6  NOTICE OF DEFAULTS AND EVENTS OF DEFAULT                  30
            5.11.7  ERISA REPORTS.                                            30
            5.11.8  SEC FILINGS                                               30
            5.11.9  GENERAL INFORMATION                                       31
     5.12   ENVIRONMENT                                                       31
     5.13   YEAR 2000 COMPLIANCE                                              31
     5.14   BANK'S YEAR 2000 COMPLIANCE                                       32

ARTICLE 6 - NEGATIVE COVENANTS                                                32
     6.1    CHANGE OF NAME                                                    32
     6.2    MERGERS                                                           32
     6.3    DEBT                                                              32
     6.4    DIVIDENDS                                                         33
     6.5    SALE OF ASSETS                                                    33
     6.6    INVESTMENTS                                                       33
     6.7    GUARANTIES                                                        33
     6.8    SUSPENSION OF BUSINESS                                            34
     6.9    LIENS                                                             34
     6.10   PENSION PLANS                                                     34
     6.11   CHANGE IN MANAGEMENT                                              34

ARTICLE 7 - FINANCIAL COVENANTS                                               34
     7.1    EBITDA COVERAGE RATIO                                             34
     7.2    LEVERAGE RATIO                                                    35
     7.3    CURRENT RATIO                                                     35

ARTICLE 8 - EVENTS OF DEFAULT                                                 35

ARTICLE 9 - BANK'S RIGHTS AND REMEDIES                                        37
     9.1    SPECIFIC REMEDIES                                                 37
     9.2    SET OFF                                                           38
     9.3    NO LIMITATION ON REMEDIES                                         38
     9.4    BANK EXPENSES                                                     38

ARTICLE 10 - WAIVERS                                                          38
     10.1   APPLICATION OF PAYMENTS                                           38
     10.2   DEMAND AND NOTICES                                                39

ARTICLE 11 - AGENCY PROVISIONS                                                39
     11.1   AUTHORIZATION AND ACTION                                          39
     11.2   LIABILITY OF AGENT                                                39
     11.3   RIGHTS OF AGENT AS A BANK                                         40
     11.4   INDEPENDENT CREDIT DECISIONS                                      40
     11.5   INDEMNIFICATION                                                   40

     11.6   SUCCESSOR AGENT                                                   41
     11.7   SHARING OF PAYMENTS, ETC.                                         41

ARTICLE 12 - NOTICES                                                          42

ARTICLE 13 - DESTRUCTION OF BORROWER'S DOCUMENTS                              43

ARTICLE 14 - CHOICE OF LAW AND VENUE                                          43

ARTICLE 15 - GENERAL PROVISIONS                                               43
     15.1   EFFECTIVE DATE                                                    43
     15.2   AMENDMENTS                                                        43
     15.3   NO WAIVER                                                         44
     15.4   SUCCESSORS AND ASSIGNS                                            44
     15.5   PARTICIPATIONS AND ASSIGNMENTS                                    44
     15.6   HEADINGS                                                          46
     15.7   CONSTRUCTION                                                      46
     15.8   SEVERABILITY                                                      46
     15.9   INTEGRATION                                                       47
     15.10  INDEMNITY                                                         47
     15.11  NONLIABILITY OF AGENT AND BANKS                                   47
     15.12  COUNTERPARTS                                                      47


                          SCHEDULES TO LOAN AGREEMENT

SCHEDULE NO.    SCHEDULE DESCRIPTION

1.6             BANKS
1.35            PERMITTED LIENS
2.1.1.1         AUTHORIZED PERSONS
4.15            SUBSIDIARIES
6.5             SALE OF ASSETS
6.10            EMPLOYEE BENEFIT PLANS

                          EXHIBITS TO LOAN AGREEMENT

EXHIBIT NO.    EXHIBIT DESCRIPTION

1.44           FORM OF REVOLVING NOTE
1.47           FORM OF TERM STANDBY LETTER OF CREDIT
2.1.1.2        LIBOR LOAN REQUEST FORM
3.1.2          FORM OF CONTINUING AND UNCONDITIONAL GUARANTY
3.1.4          FORM OF OPINION OF COUNSEL FOR BORROWER AND GUARANTORS
3.1.12         FORM OF LETTER TO ACCOUNTANTS
15.5.2         FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

                               CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is entered into as of the 29th day of June, 1998, among COLDWATER CREEK INC., a Delaware corporation ("Borrower"), each of the financial institutions from time to time listed in Schedule 1.6 hereto, as amended from time to time (collectively, the "Banks"), and FIRST SECURITY BANK, N.A. ("Agent") as agent for the Banks.

     The parties agree as follows:

                                   AGREEMENT

                            ARTICLE 1 - DEFINITIONS

     As used in this Agreement, the following terms shall have the following definitions:

     1.1 "ADJUSTED LIBOR INTEREST RATE" means the rate per annum equal to the quotient of (i) the London Interbank Offered Rate divided by (ii) one (1) minus the Eurocurrency Reserve Requirement for the applicable Interest Period, rounded upward, if necessary, to the nearest one-sixteenth of one percent.
"Eurocurrency Reserve Requirement" means, for any LIBOR Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained by Banks during such Interest Period under Regulation D of the Board of Governors of the Federal Reserve System, as amended or supplemented from time to time, against "Eurocurrency Liabilities" (as such term is used in Regulation D) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available to Banks from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by Bank against (1) any category of liabilities that includes deposits by reference to which the Adjusted LIBOR Interest Rate for LIBOR Loans is to be determined; or (2) any category of extension of credit or other assets that include LIBOR Loans.

     1.2 "AGENT" means First Security Bank, N.A., its successors and assigns, in its capacity as agent for the Banks.

     1.3 "AGREEMENT" means this Credit Agreement, as amended, supplemented, or modified from time to time.

     1.4 "BANK EXPENSES" means all costs and expenses incurred by Agent in connection with the preparation, negotiation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, extension, renewal or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for Agent, incurred in connection with advising Agent as to its rights and responsibilities hereunder and structuring, drafting, reviewing, amending, or otherwise involving the Loan Documents, and all costs and expenses, including court costs, incurred by Agent, Banks, or Issuing Bank in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise.

     1.5 "BANK'S COMMITMENT" means, with respect to any Bank at any time, such Bank's Proportionate Share at such time of the Commitment Amount.

     1.6    "BANKS" means the financial institutions from time to time listed in
SCHEDULE 1.6 hereto, as amended by Banks from time to time (referred to individually as a "Bank").

     1.7    "BORROWER" means Coldwater Creek Inc., a Delaware corporation.

     1.8 "BUSINESS DAY" means a day other than Saturday or Sunday and a day on which commercial banks are required to be open for business in Boise, Idaho, under the laws of the state of Idaho.

     1.9 "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

     1.10 "COMMITMENT AMOUNT" means at any time Forty-seven Million Four Hundred Thousand Dollars ($47,400,000), less (i) the aggregate stated amount of all Letters of Credit then outstanding and available for drawing and (ii) the aggregate amount of unreimbursed drawings on Letters of Credit. If the Commitment Amount is reduced pursuant to Subsection 2.1.9, the Commitment Amount shall be the amount to which the Commitment Amount is reduced, less (i) the aggregate stated amount of all Letters of Credit then outstanding and available for drawing and (ii) the aggregate amount of unreimbursed drawings on Letters of Credit.

     1.11 "COMMONLY CONTROLLED ENTITY" means an entity, whether or not incorporated, that is under common control with a Borrower within the meaning of Section 414(b) or 414(c) of the Code.

     1.12 "DOLLAR" and the symbol "$" means lawful money of the United States of America.

     1.13 "ENVIRONMENTAL LAWS" shall include, but shall not be limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. sections 9601, et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. sections 6901, et seq.; the Hazardous Materials Transportation Act, 49

U.S.C. sections 1801, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. sections 1251, et seq.; and all rules and regulations thereunder, and any other local, state and/or federal laws, rules, regulations and ordinances, whether currently in existence or hereafter enacted, that govern, to the extent applicable to Borrower's and its Subsidiaries' businesses, properties and assets: (a) the existence, cleanup and/or remedy of contamination on property;
(b) the protection of the environment from soil, air or water pollution, or from spilled, deposited or otherwise emplaced contamination; (c) the emission or discharge of Hazardous Substances into the environment; (d) the control of Hazardous Substances; or (e) the use, generation, transport, treatment, removal or recovery of Hazardous Substances.

     1.14 "ERISA" means the Employment Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, including any regulations issued in connection therewith.

     1.15 "EVENT OF DEFAULT" means the occurrence of any of the events set forth in Article 8 of this Agreement.

     1.16 "GAAP" means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination consistently applied. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

     1.17 "GUARANTOR" means, jointly and severally, Coldwater Creek Outlet Stores Inc. and any other Subsidiary now or hereafter existing.

     1.18 "GUARANTY" means any guaranty of the Obligations executed by a Guarantor.

     1.19 "HAZARDOUS SUBSTANCE" means (a) any oil, petroleum products, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants that (i) pose a hazard to Borrower's or a Subsidiary's owned or leased real property or to persons on or about such real property or (ii) cause Borrower's or a Subsidiary's owned or leased real property to be in violation of any Environmental Laws; (b) asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) any chemical, material or substance defined as or included in the definition of "waste," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any Environmental Laws; (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or agency or may or could pose a hazard to the health and safety of the occupants of Borrower's or a Subsidiary's owned or leased real property or the owners and/or occupants of property adjacent to or surrounding such real property or any other person coming upon such real property or adjacent property; and (e) any other chemical, materials or substance that may or could pose a hazard to the environment and are or become subject to regulation by any Environmental Laws.

     1.20 "INTEREST PERIOD" means with respect to any LIBOR Loan, the period commencing on the date such loan is made and ending, as the Borrower may select, pursuant to this Agreement, one or two weeks thereafter or on the numerically corresponding day in the first, second, third, sixth, or twelfth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

     1.21 "ISSUING BANK" means First Security Bank, N.A., its successors and assigns, in its capacity as the issuer of Letters of Credit and the Term Standby Letter of Credit.

     1.22 "LETTER OF CREDIT" has the meaning set forth in Section 2.2, but specifically excludes the Term Standby Letter of Credit.

     1.23 "LETTER OF CREDIT COMMITMENT" means Agent's commitment to issue letters of credit from time to time in accordance with Section 2.2 of this Agreement.

     1.24 "LETTER OF CREDIT COMMITMENT AMOUNT" means Seven Million Dollars ($7,000,000), less the amount of the outstanding principal balance of the Revolving Line of Credit in excess of Forty Million Four Hundred Thousand Dollars ($40,400,000).

     1.25 "LIBOR LOAN" means any loan under this Agreement bearing interest at a rate based upon Adjusted LIBOR Interest Rate.

     1.26 "LIEN" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

     1.27   "LOAN" has the meaning set forth in Section 2.1.

     1.28 "LOAN DOCUMENTS" means collectively this Agreement, any note executed by Borrower to the order of a Bank and any other agreements or documents, whether now or hereafter existing, executed or delivered in connection with this Agreement or any amendment thereto, and any amendments, supplements, modifications, renewals, extensions, or refundings of any of the foregoing documents.

     1.29 "LONDON INTERBANK OFFERED RATE" means for any Interest Period for a LIBOR Loan the lowest rate per annum quoted by Barclays, Tokyo/Mitsubishi, Banker's Trust, and National Westminster (or such other banks as may be agreed upon by Agent and Borrower in writing from time to time) at approximately 11:00 a.m. London time appearing on the Reuters LIBOR page screen two Business Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of dollar deposits for a period and an amount comparable to the Interest Period and principal amount of the LIBOR Loan that shall be made by Banks and outstanding during the Interest Period.

     1.30 "MAJORITY BANKS" means at any time the Banks holding at least sixty-six percent (66%) of the then aggregate unpaid principal amount of the Revolving Notes held by the Banks, or, if no such principal amount is then outstanding, Banks having an aggregate Bank's Commitment of at least sixty-six percent (66%) of the Commitment Amount.

     1.31 "MATURITY DATE" means June 30, 2001, or such other date as Banks and Borrower may agree upon in writing from time to time.

     1.32 "MULTIEMPLOYER PLAN" means a Plan described in Section 4001(a)(3) of ERISA.

     1.33 "OBLIGATIONS" means (i) any and all loans, lines of credit, advances, debts, overdrafts, liabilities, indebtedness, lease payments, guaranties, covenants, and duties owing by Borrower to Banks of any kind and description under the Loan Documents, (ii) any and all overdrafts (whether advanced pursuant to or evidenced by the Loan Documents or any other instrument or agreement between Banks and Borrower), (iii) any interest on the foregoing not paid when due, (iv) all Bank Expenses, and (v) all renewals, extensions, and modifications of the foregoing, or any part thereof, whether any of the foregoing is direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

     1.34 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     1.35 "PERMITTED LIENS" means: (i) Liens (if any) granted to Banks to secure the Obligations, (ii) Liens described on SCHEDULE 1.35 attached hereto,
(iii) pledges or deposits made to secure payment of worker's compensation insurance (or to participate in any fund in connection with worker's compensation insurance), unemployment insurance, pensions, or social security programs, (iv) Liens imposed by mandatory provisions of law such as for materialmen, mechanics, warehousemen, and other like Liens arising in the ordinary course of business, securing indebtedness whose payment is not yet due, or that is being contested by Borrower in good faith and for which adequate reserves have been provided, (v) Liens for taxes, assessments, and governmental charges or levies imposed upon a person or upon such person's income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided, (vi) Liens arising from good faith deposits in connection with tenders, leases, real estate bids, or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, stay, appeal, or customs bonds and deposits to secure the payment of taxes, assessments, customs duties, or other similar charges, (vii) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not impair the use of such property for the purposes intended, and none of which is violated by existing or proposed structures or land use, or (viii) purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition or a Lien incurred in connection with any conditional sale or other title retention agreement or a capital lease, provided that (a) any property subject to any of the foregoing is acquired by the Borrower in the ordinary course of its business and the Lien on any such property attaches to such asset concurrently or within ninety (90) days after the acquisition thereof; (b) the obligation secured by any Lien so created, assumed, or existing shall not exceed the lesser of the cost or the fair market value as of the time of acquisition of the property covered thereby to the Borrower, (c) each such Lien shall attach only to the property so acquired, (d) the debt secured by all such Liens shall not exceed Ten Million Dollars ($10,000,000) at any time outstanding in the aggregate, and (e) the debt secured by such Lien will not cause a breach of
Section 6.3, and the related expenditure will not cause a breach of Section 7.2.

     1.36 "PERSON" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

     1.37 "PLAN" means any pension plan that is covered by Title IV of ERISA and in respect of which any Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

     1.38 "PRIME LOAN" means any loan under this Agreement bearing interest at a rate based upon the Prime Rate.

     1.39 "PRIME RATE" means the Agent's announced rate of interest referred to as its prime rate used as a reference point from which the cost of credit to customers may be calculated. The Prime Rate is subject to change from time to time. Agent may make loans to other Persons bearing interest at, above, or below the Prime Rate.

     1.40 "PROHIBITED TRANSACTION" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

     1.41 "PROPORTIONATE SHARE" means, with respect to each Bank, the percentage set forth under the caption "Proportionate Share" opposite such Bank's name on Schedule 1.6.

     1.42 "REPORTABLE EVENT" means any of the events set forth in Section 4043 of ERISA.

     1.43 "REVOLVING LINE OF CREDIT" means the Banks' commitment to make loans to Borrower from time to time in accordance with Section 2.1 of this Agreement.

     1.44 "REVOLVING NOTE" means a promissory note evidencing the Loans made by a Bank in the stated principal amount of the Bank's Commitment executed by Borrower substantially in the form attached as EXHIBIT 1.44 (referred to collectively as the "Revolving Notes").

     1.45 "SUBORDINATED DEBT" means indebtedness and liabilities of Borrower that have been subordinated to the Obligations by written agreement in form and substance acceptable to Agent.

     1.46 "SUBSIDIARY" means, as to the Borrower, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Borrower.

     1.47 "TERM STANDBY LETTER OF CREDIT" means the Irrevocable Standby Letter of Credit to be issued by Issuing Bank pursuant to Section 2.3 for the account of Borrower in the stated face amount of Two Million Six Hundred Thousand Dollars ($2,600,000) for the benefit of Wood County Development Authority or its assigns substantially in the form attached as EXHIBIT 1.47, and amendments and renewals thereof.

                    ARTICLE 2 - LOANS AND TERMS OF PAYMENT

     2.1  REVOLVING LINE OF CREDIT.

     Upon the request of Borrower, made at any time and from time to time from the date hereof until the Maturity Date, and so long as no Event of Default has occurred, each Bank shall make loans to Borrower (individually, a "Loan", collectively, the "Loans") in an aggregate principal amount not to exceed at any time outstanding such Bank's Commitment, and the aggregate principal amount of all Loans made by all Banks shall not exceed at any time outstanding, the Commitment Amount. All Loans shall be made on a pro rata basis by the Banks in accordance with their respective Proportionate Shares with each borrowing to be comprised of a Loan by each Bank equal to such Bank's Proportionate Share of such borrowing. Subject to the terms of this Agreement, loans made by Banks may be repaid and reborrowed, up to and including the Maturity Date. If at any time and for any reason the amount of advances made pursuant to this Section 2.1 exceed the Commitment Amount, then Borrower, upon Agent's election and demand, shall immediately pay to Agent in cash the amount of such excess. The failure of any Bank to make any Loan to be made by it on the date specified for such Loan shall not relieve any other Bank of its obligation, if any, to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make such Loans to be made by such other Bank.

     2.1.1  MANNER OF BORROWING.

            2.1.1.1  PRIME LOANS.

            Except for Sweep Loans described below, Banks are authorized to make Prime Loans upon written or, at the discretion of Agent, facsimile notice requesting a Loan received by Agent no later than 11:00 a.m. (Boise, Idaho time) at least one (1) Business Day prior to the requested date of the loan from any person purporting to be a person identified on SCHEDULE 2.1.1.1 attached hereto or such other persons as Borrower may from time to time designate in writing to Agent. The Agent shall promptly notify each Bank of the notice. Not later than 12:00 noon (Boise, Idaho time) on the date of the Prime Loan, each Bank shall wire transfer to the Agent the Bank's Proportionate Share of the Loan in immediately available funds. After the Agent receives such funds, and if no Event of Default has occurred and is continuing, Agent shall make the Prime Loans to Borrower by crediting the amount thereof to the Borrower's account with Agent.

            2.1.1.2  LIBOR LOANS.

            For any Loan that is to be a LIBOR Loan, the Borrower shall request such a Loan by delivering a LIBOR Loan Request to Agent no later than 11:00 a.m. (Boise, Idaho time) at least two (2) Business days prior to the requested date of the Loan. A LIBOR Loan Request shall specify (a) the date of the requested Loan, (b) the amount of such Loan, and (c) the requested duration of the Interest Period for the Loan, and shall be in substantially the form of the attached EXHIBIT 2.1.1.2 executed by any person purporting to be a person identified in Schedule 2.1.1.1 or such other persons as Borrower may from time to time designate in writing to Agent. If Agent determines that the requested Loan is available and will comply with this Agreement, Agent shall promptly notify each Bank of the LIBOR Loan Request. Not later than 12:00 noon (Boise, Idaho time) on the date of the LIBOR Loan, each Bank shall wire transfer to the Agent the Bank's Proportionate Share of the Loan in immediately available funds. After the Agent receives such funds, and if no Event of Default has occurred and is continuing, Agent shall make the LIBOR Loan to Borrower by crediting the amount thereof to the Borrower's account with Agent.

            2.1.1.3 SWEEP LOANS.

            Agent, at its sole and absolute discretion, and subject to the terms hereof, may make Prime Loans to Borrower in an amount equal to the amount by which the amount of checks clearing any designated disbursement bank account that Borrower may now or hereafter have with Agent exceeds the amount of collected funds in the disbursement account's related depository bank account that Borrower may now or hereafter have with Agent ("Sweep Loans"). The existence of such an excess of clearing checks shall be deemed to be a request by Borrower for any such Loan. Agent shall provide Banks, on the last Business Day of each calendar week, a summary statement of the Sweep Loans. If a Bank's Proportionate Share of the principal balance of the Sweep Loans, as shown on the summary statement, is more than the Bank's Proportionate Share of the principal balance of the Sweep Loans as of the last summary statement, the Bank shall forthwith remit to Agent the amount of the increase. On the other hand, if Bank's Proportionate Share of the principal balance of the Sweep Loans, as shown on the summary statement, is less than the Bank's Proportionate Share of the principal balance of the Sweep Loans as of the last summary statement, Agent shall forthwith remit to the Bank the amount of the decrease. Bank shall remit any excess within one (1) Business Day following receipt of the summary statement from Agent, and Agent shall remit any decrease contemporaneously with the delivery of the summary statement to the Bank. All remittances shall be made by wire transfer of immediately available funds.

            2.1.1.4  MINIMUM LIBOR LOAN REQUIREMENTS.

            Each LIBOR Loan shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000). No part of the Revolving Line of Credit shall be made as, extended as, or converted into, a LIBOR Loan with an Interest Period that ends after the Maturity Date. No more than twelve (12) LIBOR Loans from a single Bank shall be outstanding at one time.

     2.1.2  INTEREST ON THE REVOLVING LINE OF CREDIT.

     Each Loan shall be a Prime Loan or a LIBOR Loan, as selected by Borrower in accordance with the terms of this Agreement.

            2.1.2.1 That portion of the Revolving Line of Credit that is a Prime Loan shall bear interest at a fluctuating per annum rate equal to the Prime Rate increased by the applicable Prime Margin set forth below. Agent's Prime Rate may change from time to time, and the interest payable will continue to fluctuate at the rate as stated herein. Any changes to the Prime Rate shall become effective without prior notice to Borrower on the date on which the Prime Rate changes.

            2.1.2.2 That portion of the Revolving Line of Credit that is a LIBOR Loan shall bear interest at a fluctuating per annum rate equal to the Adjusted LIBOR Interest Rate for the applicable Interest Period, as quotes are available, increased by the applicable LIBOR Margin set forth below. Any changes to the LIBOR Margin shall not apply to LIBOR Loans outstanding or requested on the date the LIBOR Margin is adjusted .

            2.1.2.3 The actual interest to be charged on the Revolving Line of Credit shall be calculated daily on the outstanding balance for the actual number of days elapsed on the basis of a year consisting of 360 days for LIBOR Loans and 365/366 days for Prime Loans. Should the rate of interest exceed that allowed by law, the applicable rate of interest will be the maximum rate of interest lawfully allowed. The principal amount outstanding on which the interest rate(s) shall be charged shall be determined from the Bank's records, which shall at all times be conclusive, absent manifest error.

             2.1.2.4 The Prime Margins, the LIBOR Margins, and the Commitment Margins are as follows:

Commitment
EBITDA Coverage Ratio            Prime Margin   LIBOR Margin   Margin

     greater than or equal to
     3.25:1.00                      -0.750%         1.000%     .15%

     greater than or equal to
     3.00:1.00 but less than
     3.25:1.00                      -0.750%         1.250%     .15%

     greater than or equal to
     2.75:1.00 but less than
     3.00:1.00                      -0.500%         1.500%     .20%

     greater than or equal to
     2.50:1.00 but less than
     2.75:1.00                      -0.250%         1.750%    0.30%

     less than 2.50:1.00             0.000%         2.000%    0.35%

            2.1.2.5 The Prime Margin and LIBOR Margin shall be based upon the Borrower's EBITDA Coverage Ratio (as defined in Section 7.1) determined quarterly on a rolling four quarters basis from the Borrower's quarterly financial statements delivered to Agent in accordance with Subsection 5.11.1 and adjusted, if necessary, on the first day of the month after Bank's receipt of quarterly financial statements that show an adjustment is necessary.

     2.1.3  REVOLVING NOTES.

     The Borrower's obligation to repay the Revolving Line of Credit shall be evidenced by the Revolving Notes in the aggregate stated principal amount of the Commitment Amount executed by the Borrower and dated the date of this Agreement.

     2.1.4  REPAYMENT OF REVOLVING LINE OF CREDIT.

     Interest accrued on that portion of the outstanding principal balance of the Revolving Line of Credit that is a Prime Loan shall be paid on or before the tenth day of each calendar quarter in an amount equal to the interest accrued as of the last day of the immediately preceding calendar quarter. Interest accrued on that portion of the outstanding principal balance of the Revolving Line of Credit that is a LIBOR Loan shall be paid on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months, at three month intervals after the first day of such Interest Period. All outstanding principal and accrued interest of the Revolving Line of Credit shall be paid in full on the Maturity Date.

            2.1.4.1  PREPAYMENTS.

            The Borrower may prepay any or all of the Revolving Line of Credit that is a Prime Loan without penalty or premium. LIBOR Loans may not prepaid in whole or in part, unless Borrower pays to Agent the prepayment funding loss indemnification pursuant to subsection 2.1.8.

            2.1.4.2  METHOD OF PAYMENT.

            All payments on the Revolving Line of Credit shall be made to Agent at its Idaho Corporate Banking office in Boise, Idaho in Dollars and in immediately available funds. No checks, drafts, or other instruments received by Agent purportedly in satisfaction of any of the Obligations shall constitute payment thereof unless and until such instruments have actually been collected. All payments received after 11:00 a.m. Boise, Idaho time shall be considered to have been received the next Business Day. In case the due date of any payment falls on a day that is not a Business Day, such payment shall instead be due the next succeeding Business Day, and interest shall continue to accrue. Agent may note the date, amount and interest rate (and Interest Period with respect to LIBOR Loans) of each Loan and each payment of principal and interest with respect hereto in Agent's books and records (either manually or by electronic entry), which notation shall be conclusive evidence of the information noted, absent manifest error. Upon receipt of any payment, the Agent will promptly thereafter cause to be distributed such payments to the Banks pro rata according to each Bank's Proportionate Share from the date upon which the Bank became a Bank hereunder.

            2.1.4.3  LATE CHARGES AND DEFAULT INTEREST.

            If Agent has not received the full amount of any payment by the end of twenty (20) calendar days after the date due, including the balance due at maturity, Borrower shall pay a late charge to Agent in the amount of five percent (5%) of the overdue payment of principal and interest. Borrower shall pay the late charge promptly, but only once on each late payment. Upon receipt of any late charge payments, the Agent will promptly thereafter cause to be distributed such payments to the Banks pro rata according to each Bank's Proportionate Share from the date upon which the Bank became a Bank hereunder. In addition to any late charges that may be assessed as herein provided, the outstanding balance of the Revolving Line of Credit after the occurrence of an Event of Default shall accrue interest from the date of the Event of Default at the rate equal to four (4) percentage points per annum in excess of the interest rate that would otherwise be charged if no Event of Default existed. If Banks shall waive in writing or Borrower shall cure such Event of Default, the interest rate shall revert to the non-default rate from and after such waiver or completion of such cure, until another such Event of Default.

     2.1.5  USE OF PROCEEDS OF REVOLVING LINE OF CREDIT.

     The proceeds of the Revolving Line of Credit shall be used by the Borrower for working capital, capital expenditures, and general corporate purposes. The Borrower shall not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose that violates, or is inconsistent with, Regulation X of such Board of Governors.

     2.1.6  ADDITIONAL INTEREST RATE PROVISIONS.

            2.1.6.1 If Agent shall have determined (which determination shall be conclusive and binding) that for any reason adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Interest Rate for any or all Interest Periods, Agent shall give notice of such determination to the Borrower. If such notice is given, and until such notice has been withdrawn by Agent, no additional LIBOR Loans for such Interest Periods shall be made and no additional conversions of Loans to LIBOR Loans for such Interest Periods shall be permitted, and at the end of the Interest Period relating to any outstanding LIBOR Loans for such interest period such Loans shall become Prime Loans.

            2.1.6.2 Notwithstanding any other provisions herein, if any law, treaty, rule or regulation, or determination of a court or other governmental authority, or any change therein or in the interpretation or application thereof, shall make it unlawful for Banks to make or maintain LIBOR Loans as contemplated by this Agreement, the obligation of Banks hereunder to make LIBOR Loans shall forthwith be canceled, and, if required, each LIBOR Loan then outstanding shall immediately become a Prime Loan.

            2.1.6.3 In the event that any adoption or modification of any law, treaty, rule, or regulation, or determination of a court or other governmental authority, or that any change in the interpretation or application thereof, which adoption, modification or change becomes effective after the date hereof, or in the event that compliance by Banks with and request or directive issued after the date hereof (whether or not having the force of law) from any governmental authority:

            (A) does or shall subject any Bank or any of its foreign offices to any tax of any kind whatsoever with respect to the Loan Documents, or changes the basis of taxation of payments to the Bank of principal, interest, fees, or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Bank); or

            (B) does or shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan, FDIC insurance, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, other credit extended by or any other acquisition of funds by any office of the Bank (other than to the extent previously taken into account in determining the Prime Rate or statutory reserves); or

            (C) does or shall impose on the Bank any other condition; and the result of any of the foregoing is to increase the cost to the Bank of making, renewing, or maintaining the loans hereunder, or to reduce any amount receivable thereunder or under any of the Loan Documents; then, in any such case, the Borrower shall promptly pay to the Bank, upon demand, such amount or amounts as may be necessary to compensate the Bank for any additional cost or reduced amount received. Each Bank shall deliver to the Borrower a written statement of the losses or expenses sustained or incurred, and any reasonable allocation made by the Bank of such losses and expenses shall be conclusive, absent manifest error. Each Bank shall promptly notify the Borrower of any event of which it has knowledge, occurring after the Closing Date, which event will entitle the Bank to compensation under this Section.

     2.1.7  LIBOR LOAN EXTENSIONS AND CONVERSIONS.

     So long as no Event of Default has occurred and is continuing and subject to the terms and conditions hereof, the Borrower may extend a LIBOR Loan beyond its current Interest Period by giving Agent a LIBOR Loan Request for the extension. The Borrower may also convert any Prime Loan into a LIBOR Loan by giving Agent a LIBOR Loan Request for the conversion. Unless Agent receives notice of a proposed extension or conversion as and when required hereunder, then at the end of an Interest Period for a LIBOR Loan such Loan shall automatically convert to a Prime Loan. Agent shall promptly notify each Bank of each extension or conversion LIBOR Loan Request received by Agent.

     2.1.8  FUNDING LOSS INDEMNIFICATION.

     The Borrower shall indemnify and hold each Bank free and harmless from any loss or expense (including without limitation any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain any LIBOR Loan) that the Bank may incur as a result of (i) the Borrower's failure to make a borrowing, conversion, or extension with respect to a LIBOR Loan after making a request therefor; (ii) a prepayment (whether optional or mandatory) of a LIBOR Loan prior to the expiration of a related Interest Period, and (iii) the conversion of a LIBOR Loan as a result of any of the events indicated in paragraph 2.1.6.2. At the election of the Bank such losses shall be conclusively deemed to consist of an amount equal to:

            (i) The interest that would have been received from the Borrower on the amounts during the Interest Period (or remaining portion thereof in question) had the Borrower not prepaid, repaid, or failed to borrow, convert, or extend, such funds, as the case may be, minus

            (ii) The return that the Bank could have obtained had it placed such funds on deposit in the interbank dollar market selected by Bank in its sole discretion on the date of such prepayment, repayment or failure to borrow, convert, or extend as the case may be, and such funds had remained on deposit until the end of the applicable Interest period.

     2.1.9  REDUCTION OF COMMITMENT AMOUNT.

     The Borrower shall have the right, upon at least ten (10) Business Days' notice to the Agent, to terminate in whole or reduce in part the unused portion of the Commitment Amount, provided that each partial reduction shall be in the amount of at least One Million Dollars ($1,000,000), and provided further that no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the outstanding and unpaid principal amount of the Loans shall exceed the Commitment Amount. Any reduction in part of the unused portion of each Bank's Commitment shall be made pro rata according to each Bank's Proportionate Share. The Commitment Amount, once reduced or terminated, may not be reinstated.

     2.1.10 COMMITMENT FEE.

     The Borrower shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Commitment (the Bank's Proportionate Share of the Commitment Amount less the outstanding principal balance of the Loans) from the date of this Agreement until the Maturity Date at the per annum rate of the Commitment Margin (as set forth in paragraph 2.1.2.4 hereof), payable in arrears on the tenth day of each calendar quarter during the term of such Bank's Commitment, commencing October 10, 1998, and ending on the Maturity Date. Upon receipt of any commitment fees, the Agent will promptly thereafter cause to be distributed such payments to the Banks pro rata according to each Bank's Proportionate Share from the date upon which the Bank became a Bank hereunder.

     2.1.11  NON-RECEIPT OF FUNDS BY AGENT.

             2.1.11.1 Unless the Agent shall have received notice from a Bank prior to the date on which such Bank is to provide funds to the Agent for a Loan to be made by such Bank that such Bank will not make available to the Agent such funds, the Agent may assume that such Bank has made such funds available to the Agent on the date of such Loan and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have so made such funds available to the Agent, such Bank shall repay to the Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Prime Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan for purposes of this Agreement. If such Bank does not pay such corresponding amount upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such Loan.

             2.1.11.2 Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Prime Rate.

     2.2  LETTERS OF CREDIT.

     Subject to the terms and conditions of this Agreement, as a subfeature under the Revolving Line of Credit, Issuing Bank shall issue for the account of Borrower from time to time until the Maturity Date such standby or commercial letters of credit to be used by Borrower for general corporate purposes (individually a "Letter of Credit" and collectively the "Letters of Credit") as Borrower may request under this Section. Subject to the terms of this Agreement, Letters of Credit may be drawn, reimbursed, or returned undrawn, as applicable, up to and including the Maturity Date. At no time, however, shall the total face amount of the Letters of Credit outstanding, less any partial draws under the Letters of Credit exceed the Letter of Credit Commitment Amount.

     2.2.1  APPLICATIONS.

     Prior to issuance of each Letter of Credit, and in all events prior to any daily cutoff time Issuing Bank may have established for purposes thereof, Borrower shall deliver to Issuing Bank an executed standard form of application for issuance of a letter of credit with such other documents, instruments and agreements as Issuing Bank may reasonably require.

     2.2.2  FACILITY TERMINATION.

     The commitment by Issuing Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of this Agreement, automatically terminate on the Maturity Date. No Letter of Credit shall expire on a date that is after the Maturity Date without Issuing Bank's prior written approval.

     2.2.3  FEES.

     Borrower shall pay Issuing Bank, on demand, Issuing Bank's standard fees for issuing or administering a commercial Letter of Credit. With respect to each standby Letter of Credit, Borrower shall pay Issuing Bank a fee equal to the LIBOR Margin per annum of the face amount of the Letter of Credit, payable quarterly in advance. The Issuing Bank shall distribute the standby Letter of Credit fees in excess of twenty-five (25) basis points per annum to the Banks, including the Issuing Bank, ratably in accordance with each Bank's Proportionate Share.

     2.2.4  FORM.

     Each Letter of Credit shall be subject to the terms and conditions of the application and agreement submitted to Issuing Bank by Borrower and otherwise in form and substance reasonably satisfactory to Issuing Bank and in favor of beneficiaries reasonably satisfactory to Issuing Bank. Issuing Bank may, in its reasonable discretion, refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where Issuing Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit. In all cases, however, the Issuing Bank shall use its best efforts to issue a Letter of Credit reasonably acceptable to Issuing Bank and Borrower. Borrower may obtain commercial letters of credit from other banks as long as any such letter of credit will not cause a breach of Sections 6.3 and 6.9.

     2.2.5  REIMBURSEMENT.

     Immediately after the payment by Issuing Bank of any drawing under any Letter of Credit (a "Drawing Payment") and not later than 12:00 noon (Boise, Idaho time) on the date of such Drawing Payment, Borrower shall make or cause to be made a payment in the amount of such Drawing Payment (a "Reimbursement Payment") to Agent for the benefit of Issuing Bank, or for the benefit of the Banks, if, prior to the time such Reimbursement Payment is made, the Banks pursuant to Subsection 2.2.7 have paid to Issuing Bank their respective Proportionate Shares of the Drawing Payment made by Issuing Bank. Upon the receipt by Agent of any Reimbursement Payment, Agent promptly shall pay to each Bank that has paid its Proportionate Share of the applicable Drawing Payment, such Bank's Proportionate Share of the Reimbursement Payment and shall promptly pay to Issuing Bank the balance of such Reimbursement Payment. Borrower may, to the extent Revolving Line of Credit Loans then are available under this Agreement, make any Reimbursement Payment with the proceeds of a Loan. Agent may, if it so elects (but shall have no obligation to), treat any Drawing Payment as a Prime Loan. The right of Agent to treat a Drawing Payment as a Prime Loan shall not be affected by the occurrence or existence of any Event of Default, the failure of Borrower to satisfy any conditions precedent to a Loan, or any other circumstance or condition.

     2.2.6  REIMBURSEMENT OBLIGATIONS ABSOLUTE.

     The obligation of Borrower to reimburse Issuing Bank or the Banks, as the case may be, for Drawing Payments (such obligation referred to as a "Reimbursement Obligation") shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and any Letter of Credit agreement.

     2.2.7  PARTICIPATIONS.

     Each Bank shall participate in the extension of credit arising from the issuance of each standby Letter of Credit in an amount equal to the Bank's Proportionate Share of the stated amount of such Letter of Credit from time to time, and the issuance of each standby Letter of Credit shall be deemed an agreement by Issuing Bank and the Banks of such participation in such amount. Issuing Bank may request the Banks to pay to Issuing Bank all or any portion of any Drawing Payment made or to be made by Issuing Bank under any Letter of Credit by delivering to Agent, at any time after the drawing has been made upon Issuing Bank, a written request for such payment that specifies the amount of such Drawing Payment and the date on which such Drawing Payment is to be made or was made, provided, however, Issuing Bank shall not request the Banks to make any payment under this Subsection in connection with any portion of a Drawing Payment for which Issuing Bank has been reimbursed from a Reimbursement Payment by Borrower unless such Reimbursement Payment has been thereafter recovered by Borrower. Upon receipt of any such request for payment from Issuing Bank, each Bank shall pay to Issuing Bank such Bank's Proportionate Share of the applicable portion of such Drawing Payment, together with interest thereon at a per annum rate equal to the Federal Funds Rate, as in effect from time to time, from the date of such Drawing Payment to the date on which such Bank makes payment. Each Bank's obligation to make each such payment to Issuing Bank shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence or continuance of any Event of Default, or the failure of any other Bank to make any payment under this Subsection, and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     2.3    TERM STANDBY LETTER OF CREDIT.

     Issuing Bank shall issue the Term Standby Letter of Credit for the account of Borrower to support Borrower's operating lease for Borrower's distribution center in Parkersburg, West Virginia. Issuing Bank shall annually renew the Term Standby Letter of Credit as long as no Event of Default has occurred and is continuing at the date of renewal.

     2.3.1  FACILITY TERMINATION.

     The commitment by Issuing Bank to issue the Term Standby Letter of Credit shall automatically terminate if it is not issued on or before June 30, 2000. The commitment by Issuing Bank to renew the Term Standby Letter of Credit shall, unless earlier terminated in accordance with the terms of this Agreement, automatically terminate on the fifth anniversary of the initial issuance of the Term Standby Letter of Credit.

     2.3.2  FEES.

     Borrower shall pay Issuing Bank a fee equal to the LIBOR Margin per annum of the face amount of the Term Standby Letter of Credit, payable quarterly in advance. The Issuing Bank shall distribute the fees in excess of twenty-five
(25) basis points per annum to the Banks, including the Issuing Bank, ratably in accordance with each Bank's Proportionate Share.

     2.3.3  INTEREST ON DRAWS.

     Term Drawing Payments (defined below) shall bear interest at a fluctuating per annum rate equal to the Prime Rate plus two percent (2.00%). Agent's Prime Rate may change from time to time, and the interest payable will continue to fluctuate at the rate as stated herein. Any changes to the Prime Rate shall become effective without prior notice to Borrower on the date on which the Prime Rate changes. The actual interest to be charged shall be calculated daily on the outstanding balance for the actual number of days elapsed on the basis of a year consisting of 360 days. Should the rate of interest exceed that allowed by law, the applicable rate of interest will be the maximum rate of interest lawfully allowed. The principal amount outstanding on which the interest rate shall be charged shall be determined from the Bank's records, which shall at all times be conclusive, absent manifest error.

     2.3.4  REIMBURSEMENT.

     Immediately after the payment by Issuing Bank of any drawing under the Term Standby Letter of Credit (a "Term Drawing Payment") and not later than 12:00 noon (Boise, Idaho time) on the date of such Term Drawing Payment, Borrower shall make or cause to be made a payment in the amount of such Term Drawing Payment (a "Term Reimbursement Payment") to Agent for the benefit of Issuing Bank, or for the benefit of the Banks, if, prior to the time such Term Reimbursement Payment is made, the Banks pursuant to Subsection 2.3.6 have paid to Issuing Bank their respective Proportionate Shares of the Term Drawing Payment made by Issuing Bank. Upon the receipt by Agent of any Term Reimbursement Payment, Agent promptly shall pay to each Bank that has paid its Proportionate Share of the applicable Term Drawing Payment, such Bank's Proportionate Share of the Term Reimbursement Payment and shall promptly pay to Issuing Bank the balance of such Term Reimbursement Payment. Borrower, to may, to the extent Revolving Line of Credit Loans then are available under this Agreement, make any Term Reimbursement Payment with the proceeds of a Loan. Agent may, if it so elects (but shall have no obligation to), treat any Term Drawing Payment as a Prime Loan. The right of Agent to treat a Term Drawing Payment as a Prime Loan shall not be affected by the occurrence or existence of any Event of Default, the failure of Borrower to satisfy any conditions precedent to a Loan, or any other circumstance or condition.

     2.3.5  REIMBURSEMENT OBLIGATIONS ABSOLUTE.

     The obligation of Borrower to reimburse Issuing Bank or the Banks, as the case may be, for Term Drawing Payments (such obligation referred to as a "Term Reimbursement Obligation") shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and any Term Standby Letter of Credit agreement.

     2.3.6  PARTICIPATIONS.

     Each Bank shall participate in the extension of credit arising from the issuance of the Term Standby Letter of Credit in an amount equal to the Bank's Proportionate Share of the stated amount of the Term Standby Letter of Credit. Issuing Bank may request the Banks to pay to Issuing Bank all or any portion of any Term Drawing Payment made or to be made by Issuing Bank under the Term Standby Letter of Credit by delivering to Agent, at any time after the drawing has been made upon Issuing Bank, a written request for such payment that specifies the amount of such Term Drawing Payment and the date on which such Term Drawing Payment is to be made or was made, provided, however, Issuing Bank shall not request the Banks to make any payment under this Subsection in connection with any portion of a Term Drawing Payment for which Issuing Bank has been reimbursed from a Term Reimbursement Payment by Borrower unless such Term Reimbursement Payment has been thereafter recovered by Borrower. Upon receipt of any such request for payment from Issuing Bank, each Bank shall pay to Issuing Bank such Bank's Proportionate Share of the applicable portion of such Term Drawing Payment, together with interest thereon at a per annum rate equal to the Federal Funds Rate, as in effect from time to time, from the date of such Term Drawing Payment to the date on which such Bank makes payment. Each Bank's obligation to make each such payment to Issuing Bank shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence or continuance of any Event of Default, or the failure of any other Bank to make any payment under this Subsection, and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     2.4    TAXES ON PAYMENTS.

     All payments made by Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Taxes"), now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority (except net income taxes and franchise taxes in lieu of net income taxes imposed on Agent or Bank as a result of a present or former connection between the jurisdiction of the governmental authority imposing such tax on Agent or such Bank, excluding a connection arising solely from Agent or such Bank having executed, delivered, or performed its obligations or received a payment under, or enforced, this Agreement or the other Loan Documents). If any Taxes are required to be withheld from any amounts payable to Agent or any Bank or Issuing Bank under any Loan Document, the amounts so payable to Agent or such Bank shall be increased to the extent necessary to yield to Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents.

                       ARTICLE 3 - CONDITIONS PRECEDENT

     3.1    INITIAL ADVANCE.

     The obligation of Banks to make the initial Loans to the Borrower and the obligation of Issuing Bank to issue the initial Letter of Credit under this Agreement is subject to the conditions precedent that Agent shall have received on or before the day of such loan each of the following, in form and substance satisfactory to Agent and its legal counsel:

     3.1.1  REVOLVING NOTE.

     The Revolving Note for each Bank executed by the Borrower.

     3.1.2  GUARANTY.

     A guaranty of the Obligations in substantially the form of EXHIBIT 3.1.2 executed by Guarantor.

     3.1.3  EVIDENCE OF INSURANCE.

     Evidence of the insurance Borrower must maintain in accordance with the Loan Documents.

     3.1.4  OPINION OF COUNSEL FOR BORROWER AND GUARANTOR.

     A favorable opinion of counsel for Borrower and Guarantor, in substantially the form of EXHIBIT 3.1.4 and as to such other matters as Agent may reasonably request.

     3.1.5  EVIDENCE OF ALL CORPORATE ACTION BY BORROWER.

     Certified copies of all corporate action taken by Borrower authorizing its execution and delivery of the Loan Documents and each other document to be delivered pursuant to this Agreement and its performance of its agreements thereunder.

     3.1.6  CERTIFICATES OF EXISTENCE FOR BORROWER.

     Certificates of existence or good standing dated a reasonable date before the effective date of this Agreement showing that the Borrower and each Subsidiary is in good standing under the laws of the state of its incorporation and all other states in which it is doing business.

     3.1.7  CERTIFIED ARTICLES OF INCORPORATION AND BYLAWS OF BORROWER.

     Copies of the articles of incorporation and bylaws of Borrower and each Subsidiary certified by an officer of Borrower to be true and correct.

     3.1.8  EVIDENCE OF ALL CORPORATE ACTION BY GUARANTOR.

     Certified copies of all corporate action taken by each Guarantor authorizing its execution and delivery of the Guaranty and its performance of its agreements thereunder.

     3.1.9  CERTIFICATES OF EXISTENCE FOR GUARANTOR.

     Certificates of existence or good standing dated a reasonable date before the effective date of this Agreement showing that each Guarantor is in good standing under the laws of the state of its incorporation and all other states in which it is doing business.

     3.1.10 CERTIFIED ARTICLES OF INCORPORATION AND BYLAWS OF GUARANTOR.

     Copies of the articles of incorporation and bylaws of each Guarantor certified by an officer of Guarantor to be true and correct.

     3.1.11 CERTIFICATES OF ASSUMED BUSINESS NAME.

     Copies of all certificates of assumed business name, if any, filed by Borrower or a Subsidiary.

     3.1.12 LETTER TO ACCOUNTANTS.

     A letter in the form of EXHIBIT 3.1.12 to Borrower's outside auditors (which letter Borrower shall also deliver to any subsequent outside auditors hired by Borrower, all of which shall be independent certified public accountants acceptable to Majority Banks (each of the so-called Big-5 accounting firms are acceptable to the Majority Banks)) advising such auditors that one of the principal purposes of the audited financial statements which they may be asked to prepare is to provide each Bank with information regarding Borrower's financial condition. Borrower shall deliver such a letter for each Person that becomes a Bank hereunder.

     3.1.13 PUBLIC RECORD SEARCHES.

     Uniform Commercial Code financing statement searches, federal and state income tax lien searches, judgment searches, or other similar searches on Borrower and its Subsidiaries that Agent may require and in such form as Agent may require.

     3.1.14 ADDITIONAL DOCUMENTS.

     Such additional approvals, opinions, or documents as Agent may reasonably request.

     3.2    ALL ADVANCES.

     The obligation of Banks to make each Loan and the obligation of Issuing Bank to issue a Letter of Credit or the Term Standby Letter of Credit under this Agreement shall be subject to the following conditions precedent:

     3.2.1 The following statements shall be true on the date of each loan, and, if requested by a Bank or Issuing Bank, Borrower shall have delivered to the Bank or Issuing Bank a certificate signed by a duly authorized officer of the Borrower, certifying to the Bank or the Issuing Bank the truth of the following statements:

            (a) The representations and warranties of Borrower contained in this Agreement and in the Loan Documents are correct on and as of the date of such loan as though made on and as of such date.

            (b) No default or Event of Default has occurred and is continuing, or would result from such loan.

     3.2.2 Each Bank shall have received such other approvals, opinions, or documents as such Bank may reasonably request.

                  ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

     In order to induce the Agent and Banks to enter into this Agreement and to make the loans as provided in this Agreement, the Borrower makes the following representations and warranties to the Agent and Banks, which shall survive execution of this Agreement:

     4.1    INCORPORATION, GOOD STANDING, AND DUE QUALIFICATION.

     Borrower was incorporated under the General Corporation Law of the State of Delaware and exists in good standing under the laws of the jurisdiction of its incorporation with power under the General Corporation Law of the State of Delaware to own or lease its assets and to transact the business in which it is now engaged or proposed to be engaged. Each Subsidiary was incorporated under the general corporation law of the state of its incorporation and exists in good standing under the laws of such state with power under the general corporation law of such state to own or lease its assets and to transact the business in which it is now engaged or proposed to be engaged. Borrower and each Subsidiary is qualified to transact business as a foreign corporation in good standing under the laws of each other jurisdiction in which such qualification is required.

     4.2    CORPORATE POWER AND AUTHORITY.

     Borrower has authorized the execution and delivery of the Loan Documents and the performance of its agreements thereunder by all necessary corporate action under the General Corporation Law of the State of Delaware. Each Guarantor has authorized the execution and delivery of its Guaranty and the performance of its agreements thereunder by all necessary corporate action under the general corporation law of the state of its incorporation. The execution and delivery of the Loan Documents by Borrower and the performance of its obligations thereunder will not (1) require any consent or approval of the shareholders of Borrower that has not been obtained; (2) contravene Borrower's articles of incorporation or bylaws; (3) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or its properties may be bound or affected (except for Borrower's agreements with U.S. Bank that will be terminated upon the advance of the first Loan hereunder); or (5) cause Borrower to violate any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or be in default under any such indenture, agreement, lease, or instrument.

     4.3    LEGALLY ENFORCEABLE AGREEMENT.

     This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower, enforceable against the Borrower, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally. Each Guaranty, when delivered, will be, legal, valid, and binding obligations of the Guarantor, enforceable against the Guarantor, in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

     4.4    OTHER AGREEMENTS.

     No event has occurred and is continuing that constitutes or that, with the giving of notice or the lapse of time or both, could constitute, an event of default or a default under any agreement or guaranty to which the Borrower or a Subsidiary is a party, and no such event will occur upon the making of the loans hereunder.

     4.5    NO LITIGATION.

     There is no pending or threatened action or proceeding against or affecting Borrower or any Subsidiary before any court, governmental agency, or arbitrator, that may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or the ability of the Borrower to perform its obligations under the Loan Documents.

     4.6    NO DEFAULTS ON OUTSTANDING JUDGMENTS OR ORDERS.

     The Borrower and each Subsidiary has satisfied all judgments against it, and neither the Borrower nor any Subsidiary is in violation of any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, the violation of which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or the ability of the Borrower to perform its obligations under the Loan Documents.

     4.7    FINANCIAL STATEMENTS.

     All financial statements and information relating to Borrower and the Subsidiaries that have been delivered by Borrower to Agent or any Bank or Issuing Bank are complete and correct and fairly present the financial condition of the Borrower and its Subsidiaries as of the date of such statements and information and the results of the operations of the Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements). There has been no material adverse change in the financial condition of Borrower or its Subsidiaries since the date of the most recent of such financial statements submitted to Agent. There are no liabilities of Borrower or any Subsidiary, fixed or contingent, that are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since the date of the most recent of such financial statements submitted to Agent.

     4.8    EMPLOYEE BENEFITS.

     The Borrower and each Subsidiary is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

     4.9    LABOR DISPUTES AND CASUALTIES.

     Neither the businesses nor the properties of the Borrower or any Subsidiary are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God, or other casualty (whether or not covered by insurance), materially and adversely affecting such businesses or properties or the operation of the Borrower and its Subsidiaries.

     4.10   OPERATION OF BUSINESS.

     Borrower and each Subsidiary possesses all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its businesses substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor a Subsidiary to the best of its knowledge is in violation of any valid rights of others with respect to any of the foregoing. Borrower and each Subsidiary has filed, and will file in the future, with the appropriate governmental entities all assumed business name certificates necessary or required to conduct its businesses.

     4.11   ENVIRONMENTAL MATTERS.

     To the best of its knowledge, the Borrower and each Subsidiary has complied with, and its businesses, operations, assets, equipment, property, leaseholds or other facilities are in compliance with, the provisions of the Environmental Laws and all other federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. The Borrower and each Subsidiary has been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of Hazardous Substances; or (6) other environmental, health, or safety matters. Neither Borrower nor any Subsidiary has received notice of, nor knows of, nor suspects facts that might constitute any violations of an Environmental Law or any other federal, state, or local environmental, health, or safety laws, codes, or ordinances and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. To the best of Borrower's knowledge, except in accordance with a valid governmental permit, license, certificate, or approval, there has been no emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage, or disposal system servicing the premises of any Hazardous Substances or from the premises; and accordingly, except for inventory of raw materials, supplies, work in progress, and finished goods that are to be used or sold in the ordinary course of business, the premises of Borrower and each subsidiary is free of all such Hazardous Substances. To the best of Borrower's knowledge, there has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system, or waste treatment, storage or disposal systems servicing the premises;
(3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of Hazardous Substances; or (6) other environmental, health, or safety matters affecting the businesses, operations, assets, equipment, property, leaseholds, or other facilities of Borrower or any Subsidiary. Neither Borrower nor any Subsidiary has indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any Hazardous Substances.

     4.12   OWNERSHIP AND LIENS.

     The Borrower and each Subsidiary has title to, or valid leasehold interests in, all of its properties and assets, real and personal, and none of such properties and assets owned by the Borrower or any Subsidiary and none of its leasehold interests are subject to any Lien, except Permitted Liens.

     4.13   TAXES.

     The Borrower and each Subsidiary has filed all tax returns (federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties, except those presently being or to be contested by Borrower or a Subsidiary in good faith in the ordinary course of business and for which adequate reserves have been provided.

     4.14   INVESTMENT COMPANY ACT.

     Neither Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     4.15   SUBSIDIARIES.

     Set forth in SCHEDULE 4.15 is a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation of each and showing the percentage of the Borrower's ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Borrower free and clear of all Liens.

     4.16   ACCURACY OF REPRESENTATIONS.

     No information, document, exhibit, or report furnished by Borrower or any Subsidiary to Agent, any Bank, or Issuing Bank in connection with the negotiation and execution of this Agreement or any Loan Document contains any material misstatement of fact, or fails to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

     4.17   CONTINUING WARRANTIES, REPRESENTATIONS AND COVENANTS.

     Each warranty, representation, and covenant contained in this Agreement shall continue until the Agreement is terminated and all Obligations have been paid or satisfied in full and shall be conclusively presumed to have been relied upon by Agent and Banks regardless of any investigation made or information possessed by Agent or Banks. The warranties, representations, and covenants set forth herein shall be cumulative and in addition to any and all other warranties, representations, and covenants that Borrower or any Subsidiary shall give or cause to be given to Agent and Banks, either now or hereafter.

                       ARTICLE 5 - AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees that so long as any Obligation is outstanding it shall comply with the following provisions:

     5.1    MAINTENANCE OF EXISTENCE.

     Borrower shall preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

     5.2    MAINTENANCE OF RECORDS.

     Borrower shall keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and each Subsidiary.

     5.3    MAINTENANCE OF PROPERTIES.

     Borrower shall maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

     5.4    CONDUCT OF BUSINESS.

     Borrower shall continue, and cause each Subsidiary to continue, to engage in an efficient and economical manner in businesses of the same general type as conducted by it on the date of this Agreement.

     5.5    MAINTENANCE OF INSURANCE.

     Borrower shall, at its expense, maintain, and cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts, covering such risks, and in such form as shall be consistent with the industry practices. Borrower, upon request of Agent, shall deliver to Agent from time to time the policies or certificates of insurance in form satisfactory to Agent, including stipulations that coverages will not be canceled or diminished without at least thirty (30) days' prior written notice to Agent and not including any disclaimer of the insurer's liability for failure to give such a notice. If Borrower at any time fails to obtain or maintain, or cause each Subsidiary to obtain or maintain, any insurance required under the Loan Documents, Agent may, but shall not be obligated to, upon written notice to Borrower, obtain such insurance as Agent deems appropriate, including if it so chooses, "single interest insurance" that will cover only Banks' interest.

     5.6    COMPLIANCE WITH LAWS.

     Borrower shall comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, except for such taxes, assessments or charges that are contested by Borrower or a Subsidiary in good faith in the ordinary course of business and for which adequate reserves have been provided.

     5.7    RIGHT OF INSPECTION.

     Borrower shall, at any reasonable time and from time to time, permit the Agent or any Bank or Issuing Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and each Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and each Subsidiary with any of its employees, officers, and directors and the Borrower's independent accountants. Borrower shall reimburse the Agent or the Bank for all expenses incurred by the Bank in connection with such inspection if as a result of the inspection the Agent, Bank, or Issuing Bank discovers a breach of Section 4.16.

     5.8    ACCOUNTING.

     Borrower at all times hereafter shall maintain, and cause each Subsidiary to maintain, a standard and modern system of accounting in accordance with GAAP. Borrower shall not, and shall not permit any Subsidiary to, (i) modify or change its method of accounting without advising Agent of such change, or (ii) enter into, modify, or terminate any agreement presently existing or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower's or a subsidiary's accounting records without Borrower or the Subsidiary instructing said accounting firm and/or service bureau to provide to Agent information regarding the Borrower's assets and financial condition as otherwise required under the Loan Documents.

     5.9    REIMBURSEMENT OF BANK EXPENSES.

     Borrower shall promptly on demand reimburse Bank for sums expended by Bank that constitute Bank Expenses, and Borrower authorizes and approves all advances and payments by Bank for items constituting Bank Expenses. This provision shall survive termination of this Agreement.

     5.10   LOCATION OF CHIEF EXECUTIVE OFFICE.

     The chief executive office of Borrower is located at One Coldwater Creek Drive, Sandpoint, Idaho, and Borrower shall not relocate such chief executive office without thirty (30) days prior written notice to Bank.

     5.11   REPORTING REQUIREMENTS.

     5.11.1 QUARTERLY FINANCIAL STATEMENTS. Borrower shall furnish to Agent as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, consolidated statements of cash flows of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by an authorized financial officer of the Borrower (subject to year-end adjustments).

     5.11.2 ANNUAL FINANCIAL STATEMENTS. Borrower shall furnish to Agent within one hundred twenty (120) days after the end of each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, consolidated statements of income and retained earnings of the

Borrower and its Subsidiaries for such fiscal year, and consolidated statements of cash flows of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and audited by independent certified public accountants selected by the Borrower and acceptable to the Majority Banks (each of the so-called Big-5 accounting firms are acceptable to Majority Banks).

     5.11.3 GUARANTOR ANNUAL FINANCIAL STATEMENTS. If not provided pursuant to Subsection 5.11.2, Borrower shall furnish to Agent within one hundred twenty
(120) days after the end of each fiscal year of each Guarantor, balance sheets of the Guarantor as of the end of such fiscal year, statements of income and retained earnings of the Guarantor for such fiscal year, and statements of cash flows of the Guarantor for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and audited by independent certified public accountants selected by the Guarantor and acceptable to the Majority Banks (each of the so-called Big-5 accounting firms are acceptable to Majority Banks).

     5.11.4 MANAGEMENT LETTERS. Borrower shall furnish to Agent promptly upon receipt thereof, copies of any reports submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with examination of the financial statements of the Borrower or any Subsidiary made by such accountants.

     5.11.5 NOTICE OF LITIGATION. Borrower shall furnish to Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary that, if determined adversely to the Borrower or the Subsidiary, could have a material adverse effect on the financial condition, properties, or operations of the Borrower or the Subsidiary.

     5.11.6 NOTICE OF DEFAULTS AND EVENTS OF DEFAULT. Borrower shall furnish to Agent as soon as possible and in any event within five (5) Business Days after the occurrence of each Event of Default is known or should have been known to Borrower, a written notice setting forth the details of such Event of Default and the action that is proposed to be taken by the Borrower with respect thereto.

     5.11.7 ERISA REPORTS. Borrower shall furnish to Agent as soon as possible, and in any event within thirty (30) days after the Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within ten (10) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within ten (10) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to the Borrower or any Commonly Controlled Entity, a certificate of an authorized officer of the Borrower setting forth all relevant details and the action that the Borrower proposes to take with respect thereto.

     5.11.8 SEC FILINGS. Borrower shall furnish to Agent promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports that the Borrower or any Subsidiary sends to its stock holders, and copies of all regular, periodic, and special reports, and all registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

     5.11.9 GENERAL INFORMATION. Borrower shall furnish to Agent such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Agent may from time to time reasonably request.

     5.12   ENVIRONMENT.

     Borrower shall, and shall cause each Subsidiary to, (i) be and remain in compliance with Environmental Laws and with the provisions of all other federal, state, and local environmental, health, and safety laws, codes, and ordinances, and all rules and regulations issued thereunder; (ii) notify the Agent immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or other party; (iii) notify the Agent immediately of any hazardous discharge from or affecting its premises; (iv) immediately contain and remove the same, in compliance with all applicable laws;
(v) promptly pay any fine or penalty assessed in connection therewith; (vi) permit the Agent to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and (vii) at the Agent's request, and at the Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Agent, and such other and further assurances reasonably satisfactory to the Agent that the condition has been corrected.

     5.13   YEAR 2000 COMPLIANCE.

     Borrower shall take all action, and shall cause each Subsidiary to take all action, that may be necessary or desirable, or that Agent may reasonably request, in order to ensure that the Borrower and its Subsidiaries, their affiliates, and all customers, suppliers and vendors that are material to the Borrower's or a Subsidiary's business, become Year 2000 Compliant on or before October 1, 1999. Such acts shall include, without limitation, (i) performing a comprehensive inventory, review and assessment of all of the Borrower's and each Subsidiary's systems and adopting a detailed plan, with itemized budget and timetable, for the remediation, monitoring and testing of such systems, and (ii) making a detailed inquiry of all material customers, suppliers and vendors to ascertain whether such entities are aware of the need to be Year 2000 Compliant and are taking all appropriate steps to become Year 2000 Compliant on a timely basis. As used in this section, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems used by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after January 1, 2000. Such date sensitive functions shall include, without limitation, (a) interpretation of years greater than 1999, (b) process date data from, into, and between dates before January 1, 2000, and dates on or after January 1, 2000, (c) recognizing numbers such as "99" as an actual date rather than indefinite or unknown information, (d) recognizing that the year 2000 is a leap year, and (e) transferring data between systems that used different methods to make the system Year 2000 Compliant. Borrower shall, promptly upon request, provide to Agent such certifications or other evidence of Borrower's and each Subsidiary's compliance with the terms of this section as Agent may from time to time reasonably require.

     5.14   BANK'S YEAR 2000 COMPLIANCE.

     Each Bank shall take all action that may be necessary in order to ensure that the Bank becomes Year 2000 Compliant on or before January 1, 2000.

                         ARTICLE 6 - NEGATIVE COVENANTS

     The Borrower covenants and agrees that so long as any Obligation is outstanding it will comply with the following provisions:

     6.1    CHANGE OF NAME.

     Borrower shall not, and shall not permit any Subsidiary to, without Majority Banks' prior written consent, change the Borrower's or a Subsidiary's name, business structure, or identity, or add any new assumed business name.

     6.2    MERGERS.

     Borrower shall not, and shall not permit any Subsidiary to, without Majority Banks' prior written consent, which consent shall not be unreasonably withheld, wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transactions or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person other than in the ordinary course of business, except that (i) any Subsidiary may merge into or transfer assets to the Borrower, and (ii) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary.

     6.3    DEBT.

     Without Majority Banks' prior written consent, Borrower shall not, and shall not permit any Subsidiary to, incur, assume, or suffer to exist, any debt other than (i) the Obligations; (ii) accounts payable to trade creditors for goods or services that are not aged more than sixty (60) days from the due date and current operating liabilities (other than for borrowed money) that are not more than sixty (60) days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings; (iii) debt of the Borrower or a Subsidiary secured by purchase-money liens that are Permitted Liens; and (iv) additional debt of the Borrower or a Subsidiary on an unsecured basis not exceeding at any time outstanding in the aggregate the sum of Ten Million Dollars ($10,000,000) less the aggregate amount of debt secured by purchase-money liens that are Permitted Liens.

     6.4    DIVIDENDS.

     Without Majority Banks' prior written consent, Borrower shall not, and shall not permit any Subsidiary to, declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets, or in obligations of the Borrower or Subsidiary; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock, except that the Borrower or a Subsidiary (1) may declare and deliver dividends and make distributions payable solely in its common stock; and (2) may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock.

     6.5    SALE OF ASSETS.

     Without Majority Banks' prior written consent, Borrower shall not, and shall not permit any Subsidiary to, sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, receivables and leasehold interests), except: (1) inventory disposed of in the ordinary course of business; and (2) the sale or other disposition of assets no longer used or useful in the conduct of its business, or (3) as permitted in schedule 6.5 attached hereto.

     6.6    INVESTMENTS.

     Borrower shall not, and shall not permit any Subsidiary to, make any loan or advance to any Person (other than a Subsidiary that is a Guarantor), or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person without Majority Banks' prior written consent, which shall not be unreasonably withheld, except: (1) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (3) certificates of deposit with maturities of one year or less from the date of acquisition; (4) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower; (5) investments made through Bank or one of its affiliates; and (6) loans to officers, shareholders, directors, or employees of Borrower in an aggregate amount not exceeding Two Million Dollars ($2,000,000) at any time.

     6.7    GUARANTIES.

     Without Majority Banks' prior written consent, Borrower shall not, and shall not permit any Subsidiary to, assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth, or to otherwise assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     6.8    SUSPENSION OF BUSINESS.

     Borrower shall not, and shall not permit any Subsidiary to, without Majority Banks' prior written consent, suspend or go out of business.

     6.9    LIENS.

     Without Majority Banks' prior written consent, Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume, or suffer to exist any Lien upon any of its property or assets, now owned or hereafter acquired, except for Permitted Liens.

     6.10   PENSION PLANS.

     Borrower shall not, and shall not permit any Subsidiary to, without Majority Banks' prior written consent, enter into, contribute to, or become a party to any Plan, other than those Plans listed in SCHEDULE 6.10.

     6.11   CHANGE IN MANAGEMENT.

     Borrower shall not materially and adversely alter its senior management (vice president and above) without giving Bank prior written notice.

                        ARTICLE 7 - FINANCIAL COVENANTS

     So long as any Obligation is outstanding or any Bank shall have any commitment under this Agreement, Borrower shall maintain the following financial covenants:

     7.1    EBITDA COVERAGE RATIO.

     Borrower shall maintain on the last day of each fiscal quarter year a ratio of (i) Borrower's earnings before interest expense, taxes, dividends, depreciation and amortization to (ii) Borrower's interest expense, dividends, taxes, and current maturities of long term debt of not less than 2.00 to 1.00.

     7.2    LEVERAGE RATIO.

     Borrower shall maintain on the last day of each fiscal quarter a ratio of Borrower's total liabilities to net worth of not greater than 1.60 to 1.00 through November 30, 1998, and 1.40 to 1.00 thereafter.

     7.3    CURRENT RATIO.

     Borrower shall maintain on the last day of each fiscal quarter a ratio of current assets to current liabilities of at least 1.0 to 1.0. Only sixty-six percent (66%) of the outstanding balance of the Revolving Line of Credit shall be considered a current liability for purposes of computing this ratio through November 30, 1998. Thereafter, all of the outstanding balance of the Revolving Line of Credit shall be considered a current liability.

                         ARTICLE 8 - EVENTS OF DEFAULT

     If any of the following events shall occur (each an "Event of Default"), Agent and Majority Banks may exercise any of the rights and remedies under
Article 9:

     8.1 The Borrower shall fail to pay the principal of, or interest on, the Revolving Note, or any Obligation within fifteen (15) days of when due and payable.

     8.2 Any representation or warranty made or deemed made by Borrower in this Agreement or other Loan Document or that is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made.

     8.3 Borrower shall fail to perform or observe any term, covenant, or agreement contained in this Agreement or other Loan Document, or Borrower shall be in default under any other agreement with any Bank or the Issuing Bank.

     8.4 Borrower or any of its Subsidiaries shall (a) fail to pay any indebtedness for borrowed money in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate at any time (other than the Revolving Notes) of the Borrower or such Subsidiary, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of after the giving of notice or passage of time, or both, the maturity of such indebtedness in excess of Five Hundred Thousand Dollars ($500,000), whether or not such failure to perform or observe shall be waived by the holder of such indebtedness, or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

     8.5 Borrower or any Subsidiary (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and that remains undismissed for a period of sixty (60) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more.

     8.6 One or more judgments, decrees, or orders for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be rendered against the Borrower or any of its Subsidiaries, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal.

     8.7 Any Guaranty shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor, or the Guarantor shall deny he has any further liability under, or shall fail to perform its obligations under, the Guaranty, or the Guarantor, if a natural person, shall die.

     8.9 Any of the following events shall occur or exist with respect to Borrower and any Commonly Controlled Entity under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; any Prohibited transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject the Borrower to any tax, penalty, or other liability that in the aggregate may exceed Five Hundred Thousand Dollars ($500,000).

     8.10 If any federal, state, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of Borrower or any Subsidiary by reason of the occurrence of a hazardous discharge or an environmental complaint; or if any federal, state, or local agency asserts a claim against the Borrower or any Subsidiary and/or its assets, equipment, property, leaseholds or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within ten
(10) Business Days of the occurrence giving rise to the claim, (a) the Borrower or Subsidiary can prove to the Agent's satisfaction that the Borrower or Subsidiary has commenced and is diligently pursuing an investigation of the claim to be followed promptly by either: (i) a cure or correction of the event that constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion, or (ii) proceedings for an injunction, a restraining order, or other appropriate emergent relief preventing such agency or agencies from asserting such claim, that relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or emergent relief is not thereafter resolved or reversed on appeal; and (b) in either of the foregoing events, the Borrower or Subsidiary has posted a bond, letter of credit, or other security satisfactory in form, substance and amount to both the Agent and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event that constitutes the basis for the claim.

     8.11 Any material misrepresentation exists now or hereafter in any warranty or representation made to Agent or Banks by any officer or director of Borrower or any Subsidiary, or if any such warranty or representation is withdrawn by any such officer or director.

     8.12 This Agreement shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower, or Borrower shall deny it has any further liability or obligation under this Agreement.

     If any foregoing default, other than a payment default, is curable and if Borrower has not been given a notice of a similar default within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if Borrower, after receiving written notice from Agent or a Bank demanding cure of such default: (a) cures the default within fifteen (15) days; or (b) if the cure requires more than fifteen (15) days, immediately initiates steps that Banks deems in Banks' sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

                     ARTICLE 9 - BANK'S RIGHTS AND REMEDIES

     9.1    SPECIFIC REMEDIES.

     Upon the occurrence of an Event of Default under this Agreement, Agent shall at the request of, or may, with the consent of, the Majority Banks, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

     9.1.1 Declare all Obligations, whether evidenced by this Agreement or the Loan Documents, due and payable immediately.

     9.1.2 Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Banks, but without affecting Banks rights and without affecting the Obligations.

     9.2    SET OFF.

     Upon the occurrence and during the continuance of any Event of Default, each Bank is authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Bank's Revolving Note or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or its Revolving Note or such other Loan Document and although such obligations may be unmatured. Each Bank shall promptly notify the Borrower (with a copy to the Agent) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that each such Bank may have.

     9.3    NO LIMITATION ON REMEDIES.

     Each Bank's rights and remedies under this Agreement and the Loan Documents shall be cumulative. Each Bank shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by any Bank of one right or remedy shall be deemed an election, and no waiver by any Bank of any default on Borrower's part shall be deemed a continuing waiver. No delay by any Bank shall constitute a waiver, election, or acquiescence by it.

     9.4    BANK EXPENSES.

     Borrower shall pay all Bank Expenses incurred in connection with each Bank's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by such Bank.

                              ARTICLE 10 - WAIVERS

     10.1   APPLICATION OF PAYMENTS.

     Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by any Bank on account of the Obligations, and Borrower agrees that each Bank shall have the continuing exclusive right to apply and reapply such payments to the Obligations in any manner as the Bank may deem advisable, notwithstanding any entry by the Bank upon its books.

     10.2   DEMAND AND NOTICES.

     Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by a Bank for which Borrower may in any way be liable.

                         ARTICLE 11 - AGENCY PROVISIONS

     11.1   AUTHORIZATION AND ACTION.

     Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement be a trustee or fiduciary for any Bank. The Agent shall have no duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Revolving Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of the Revolving Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

     11.2   LIABILITY OF AGENT.

     Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation to the generality of the foregoing, the Agent (1) may treat the payee of any Revolving Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observation of any of the terms, covenants, or conditions of this Agreement on the part of the Borrower, or to inspect the property (including the books and records) of the Borrower; (5) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

     11.3   RIGHTS OF AGENT AS A BANK.

     With respect to its Bank's Commitment, the Loans made by it and the Revolving Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if the Agent were not the Agent and without any duty to account therefor to the Banks.

     11.4   INDEPENDENT CREDIT DECISIONS.

     Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their affiliates) which may come into the possession of the Agent or any of its affiliates.

     11.5   INDEMNIFICATION.

     The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of any of the foregoing resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent (to the extent not reimbursed by the Borrower) promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement.

     11.6   SUCCESSOR AGENT.

     The Agent may resign at any time by giving at least 60 days' prior written notice thereof to the Banks and the Borrower and may be removed at any time with cause by the Majority Banks with written approval of Borrower. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent with Borrower's written approval. If no successor Agent shall have been so appointed by the Majority Banks, approved by Borrower, and shall have accepted such appointment, within 30 days after the retiring Agents' giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least Seven Hundred Fifty Million Dollars ($750,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     11.7   SHARING OF PAYMENTS, ETC.

     If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Revolving Note or other Obligations held by it in excess of its ratable share of payments on account of the Revolving Notes or other Obligations obtained by all the Banks, such Bank shall purchase from the other Banks such participations in the Revolving Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and each Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (1) the amount of such Bank's required payment to (2) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

                              ARTICLE 12 - NOTICES

     Unless otherwise provided in this Agreement, all notices or demands by either party relating to the Loan Documents shall be in writing and either personally served or sent by facsimile transmission, overnight delivery service, or regular United States mail, postage prepaid, to any Bank at the address specified beneath the heading "Address for Notices" under the name of such Bank in Schedule 1.6, or to Borrower or to Agent, as the case may be, at the addresses set forth below:

            If to Borrower:  Coldwater Creek Inc.
                             One Coldwater Creek Drive
                             Sandpoint, Idaho  83864
                             Attention: Don Robson, Vice President &
                                Chief Financial Officer
                             Fax: (208) 265-7108

            With a copy to:  Elsaesser, Jarzabeck, Anderson & Marks
                             Post Office Box 1049
                             Sandpoint, Idaho  83864
                             Attention: Ford Elsaesser
                             Fax: (208) 263-0759

            If to Agent:     First Security Bank, N.A.
                             Post Office Box 7069
                             Boise, Idaho  83730
                             Attention:  Corporate Banking
                             Fax:  208/393-2472

            With a copy to:  Moffatt, Thomas, Barrett, Rock &
                                Fields, Chartered
                             101 S. Capitol Blvd., 10th Floor
                             P.O. Box 829
                             Boise, Idaho  83701-0829
                             Attention: David S. Jensen
                             Fax:  208/385-5384

     The parties may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section shall be deemed received on the earlier of the date of confirmed actual receipt or three (3) Business Days after the deposit thereof in the mail.

                ARTICLE 13 - DESTRUCTION OF BORROWER'S DOCUMENTS

     After notice to Borrower, any documents, schedules, invoices, or other papers delivered to any Bank may be destroyed or otherwise disposed of by the Bank at any time six (6) months after they are delivered to or received by the Bank, unless Borrower requests in writing the return of the said documents, schedules, invoices, or other papers and makes arrangements at Borrower's expense for their return.

                      ARTICLE 14 - CHOICE OF LAW AND VENUE

     This Agreement is made in the state of Idaho, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, this Agreement and the Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the state of Idaho applicable to contracts made and performed in such state and any applicable law of the United States of America. Each party hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than the state of Idaho governs this Agreement. All disputes, controversies, or claims arising out of, or in connection with, this Agreement or any Loan Document shall be litigated in any court of competent jurisdiction within the state of Idaho. Each party hereby accepts jurisdiction of such state and agrees to accept service of process as if it were personally served within such state. Each party irrevocably waives, to the fullest extent permitted by law, any objection that the party may now or hereafter have to the jurisdiction of the courts of such state and any claim that any such litigation brought in any such court has been brought in an inconvenient forum.

                        ARTICLE 15 - GENERAL PROVISIONS

     15.1   EFFECTIVE DATE.

     This Agreement shall be binding and deemed effective as of the date first written above when executed by Borrower and accepted and executed by Agent and the Banks.

     15.2  AMENDMENTS.

     No amendment, modification, termination, or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower from any Loan Document, shall in any event be effective unless the same shall be in writing and signed by Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver, or consent shall do any of the following, however, unless in writing and signed by all the Banks: (i) waive any of the conditions precedent specified in Article 3, (ii) increase the Commitment Amount, the Letter of Credit Commitment Amount, or the amount of the Term Standby Letter of Credit, or subject the Banks to any additional obligations, (iii) reduce the principal of, or interest on, the Revolving Notes or any fees hereunder, (iv) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Notes or the number of Banks that shall be required for the Banks or any of them to take action hereunder, or (vi) amend, modify, or waive any provision of this Section. No amendment, waiver, or consent shall, unless in writing and signed by Agent in addition to the Banks required to take such action, affect the rights or duties of the Agent under any of the Loan Documents.

     15.3   NO WAIVER.

     No failure or delay on the part of Agent or any Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies, now or hereafter existing, at law or in equity or otherwise.

     15.4   SUCCESSORS AND ASSIGNS.

     This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Borrower the Agent, the Issuing Bank, and Banks and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under any Loan Document without the prior written consent of Agent, Issuing Bank, and each Bank.

     15.5   PARTICIPATIONS AND ASSIGNMENTS.

     15.5.1 Participations.

     Any Bank may at any time, in the ordinary course of its commercial banking business and in accordance with applicable law, sell to one or more banks or other financial institutions ("Participants") participating interests in any Loan or Reimbursement Obligation or Term Reimbursement Obligation owing to such Bank, any Revolving Note held by such Bank, or any other interest of such Bank under this Agreement and the other Loan Documents, provided, however, that no Bank may sell such a participating interest without the prior written consent of Agent and Borrower. In the event of any such sale of a participating interest to a Participant, the selling Bank's obligations under the Loan Documents to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, and Borrower and Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, unless otherwise agreed upon by Agent and Borrower. No agreement pursuant to which any Bank sells a participating interest to a Participant other than a Bank may permit the Participant to transfer, pledge, assign, sell participations in, or otherwise encumber its participating interest.

     15.5.2 ASSIGNMENTS.

     Any Bank may at any time with the written consent of Agent and Borrower, in the ordinary course of its commercial banking business and in accordance with applicable law, sell and assign to any Bank, any affiliate of a Bank or any other bank or financial institution (individually, an "Assignee Bank") all, or a portion of all, its rights and obligations under this Agreement and the other Loan Documents (such a sale and assignment to be referred to as an "Assignment") pursuant to an assignment and assumption agreement in the form of EXHIBIT 15.5.2 (an "Assignment and Assumption Agreement"), executed by each Assignee Bank and such transferor Bank (an "Assignor Bank") and delivered to Agent and Borrower for their acceptance and approval. Upon such execution, delivery, acceptance, and recording of each Assignment and Assumption Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment and Assumption Agreement, (i) each Assignee Bank thereunder shall be a Bank hereunder with a Proportionate Share as set forth on Schedule 1 to such Assignment and Assumption Agreement and shall have the rights, duties, and obligations of such a Bank under this Agreement and the other Loan Documents, and (ii) the Assignor Bank thereunder shall be a Bank with a Proportionate Shares as set forth on Schedule 1 to such Assignment and Assumption Agreement, or, if the Proportionate Share of the Assignor Bank has been reduced to 0%, the Assignor Bank shall cease to be a Bank, provided, however, that each Assignor Bank shall nevertheless be entitled to the indemnification rights contained in Section 15.10 for any events, acts or omissions occurring before the Assignment Effective Date. Each Assignment and Assumption Agreement shall be deemed to amend Schedule 1.6 hereof to the extent, and only to the extent, necessary to reflect the addition of each Assignee Bank, the deletion of each Assignor Bank that reduces its Proportionate Share to 0% and the resulting adjustment of Proportionate Shares arising from the purchase by each Assignee Bank of all, or a portion of all, the rights and obligations of an Assignor Bank under this Agreement and the other Loan Documents. On or prior to the Assignment Effective Date determined pursuant to each Assignment and Assumption Agreement, Borrower, at Assignee Bank's expense, shall execute and deliver to Agent, in exchange for the surrendered Revolving Loan Note of the Assignor Bank thereunder, a new Revolving Loan Note to the order of each Assignee Bank thereunder and Assignor Bank, if applicable, (with each new Revolving Loan Note to be in an amount equal to the Bank's Commitment assumed by such Assignee Bank or retained by Assignor Bank, if any). The Revolving Note surrendered by the Assignor Bank shall be returned by Agent to Borrower marked "canceled."

            15.5.2.1 Agent shall maintain a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks and the Proportionate Shares of each Bank from time to time. The entries in the register shall be conclusive in the absence of manifest error, and Borrower, Agent, and the Banks, may treat each Person whose name is recorded in the register as the owner of the Loans recorded therein for all purposes of this Agreement. The register shall be available for inspection by Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

            15.5.2.2 Upon its receipt of an Assignment and Assumption Agreement executed by an Assignor Bank and an Assignee Bank (and, in the case of an Assignee Bank that is not then a Bank, by Borrower and Agent) together with payment to Agent by Assignor Bank of a registration and processing fee of $2,000, Agent shall (i) promptly accept such Assignment and Assumption Agreement, (ii) on the Assignment Effective Date determined pursuant thereto, record the information contained therein in the register referred to above and give notice of such acceptance and recordation to the Banks and Borrower, and
(iii) prepare and deliver to the Banks and Borrower a revised Schedule 1.6 reflecting the names, addresses and respective Proportionate Shares of all Banks then parties to this Agreement.

            15.5.2.3 If one or more Banks reorganizes, merges, or consolidates with or into another Bank, Borrower may require all but one of such Banks to assign all of their rights and obligations under this Agreement and the other Loan Documents if Borrower finds one or more Assignee Banks to purchase such interest and such Assignee Banks otherwise satisfy the requirements of this
Section 15.5.

     15.6   HEADINGS.

     Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

     15.7   CONSTRUCTION.

     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Agent, Banks or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

     15.8   SEVERABILITY.

     Any provision of any Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition of unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

     15.9   INTEGRATION.

     This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

     15.10  INDEMNITY.

     To the fullest extent permitted by law, Borrower shall protect, indemnify, defend, and hold harmless Agent, Banks, Issuing Banks, and their respective directors, officers, employees, agents and any affiliate thereof ("Indemnitees") from and against any liabilities, losses, damages, or expenses of any kind or nature and from any suits, claims, or demands arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to the Loan Documents, arising directly or indirectly from the activities of the Borrower, their predecessors in interest, or third parties with whom they have a contractual relationship, arising out of or relating to the Loan Documents, or arising directly or indirectly from the violation of any Environmental Law, whether such claims are asserted by any governmental agency or any other Person. This indemnity shall survive payment and performance of the Obligations and termination of this Agreement.

     15.11  NONLIABILITY OF AGENT AND BANKS.

     Agent, each Bank, and Issuing Bank shall not be liable for any claims, demands, losses or damages made, claimed or suffered by Borrower, except such as may arise through or could be caused by such Agent's, Bank's, or Issuing Bank's gross negligence or willful misconduct.

     15.12  COUNTERPARTS.

     This Agreement may be executed in any number of counterparts and delivered by facsimile transmission. Each counterpart when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Borrower has executed this Agreement.

                         Borrower:    COLDWATER CREEK INC.

                                      By    /s/ Donald A. Robson
                                         ---------------------------------------
                                      Its   Chief Financial Officer
                                          --------------------------------------

     ACCEPTED AND EFFECTIVE as of the _____ day of June, 1998, in the state of Idaho.

                         Agent:       FIRST SECURITY BANK, N.A.

                                      By /s/ Vicki V. Riga
                                         ---------------------------------------
                                         Vicki V. Riga, Vice President

                         Bank:        FIRST SECURITY BANK, N.A.


                                      By /s/ Vicki V. Riga
                                         ---------------------------------------
                                         Vicki V. Riga, Vice President

                                 SCHEDULE 1.6

                                     BANKS

     BANK PROPORTIONATE SHARE

A.   First Security Bank, N.A.  100%

     Address for Notices:

          119 North 9th Street (83702)
          Post Office Box 7069
          Boise, Idaho 83730
          Attention: Corporate Banking
          Fax: (208) 393-2472

                                 SCHEDULE 1.35

                                PERMITTED LIENS

None.

                               SCHEDULE 2.1.1.1

                              AUTHORIZED PERSONS

Bank shall make the advances provided under the Revolving Line of Credit upon written or, at the discretion of Agent, telephonic notice received from the following:

          Dennis Pence
          E. Ann Pence
          Donald Robson
          John Morrison

                                 SCHEDULE 4.15

                                 SUBSIDIARIES


Coldwater Creek Outlet Stores, Inc.
A Delaware corporation
Borrower owns 100% of the outstanding stock

                                 SCHEDULE 6.10

                             EMPLOYEE BENEFIT PLANS

None.

                                 EXHIBIT 1.44

                            FORM OF REVOLVING NOTE

See attached.

                                REVOLVING NOTE


BORROWER:          COLDWATER CREEK INC.            JUNE 29TH, 1998
                                                   BOISE, IDAHO
ADDRESS:           ONE COLDWATER CREEK DRIVE
                   SANDPOINT, IDAHO  83864

PRINCIPAL AMOUNT:  FORTY SEVEN MILLION FOUR HUNDRED THOUSAND DOLLARS
                   ($47,400,000.00)

          FOR VALUE RECEIVED, COLDWATER CREEK INC., a Delaware corporation ("Borrower"), promises to pay to the order of FIRST SECURITY BANK, N.A. ("Bank") the total principal amount outstanding on this note (the "Note") together with interest thereon as stated below, in lawful money of the United States of America.

          This Note is executed pursuant to that certain Credit Agreement, dated June 29, 1998, between Borrower and Bank (the "Credit Agreement"). Capitalized terms used but not defined in this Note shall have the same definitions as are ascribed to such terms in the Credit Agreement. This Note is governed by the provisions of the Credit Agreement.

          This Note is a revolving promissory note and evidences a revolving line of credit not to exceed the maximum principal amount stated above plus accrued interest at any one time. The amount outstanding on this Note at any specific time shall be the total amount advanced by Bank less the amount of principal payments made from time to time, plus any interest due and payable.

          Advances may be made at the request of those persons so identified in the Credit Agreement and such persons are hereby authorized to request advances and to direct the disposition of any such advances in the manner provided in the Credit Agreement until written notice of revocation of this authority is received by Bank from Borrower. Borrower agrees that any and all advances made hereunder in accordance with the Credit Agreement shall be for Borrower's benefit, whether or not said advances are deposited to Borrower's account.

          The outstanding unpaid balance of this Note shall bear interest at a fluctuating per annum rate as set forth in the Credit Agreement. This Note shall be repaid in the manner set forth in the Credit Agreement.

          This Note is made in the state of Idaho, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, this Note and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the state of Idaho applicable to contracts made and performed in such state and any applicable law of the United States of America. Each party hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than the state of Idaho governs this Note. All disputes, controversies, or claims arising out of, or in connection with, this Note shall be litigated in any court of competent jurisdiction within the state of Idaho. Each party hereby accepts jurisdiction of such state and agrees to accept service of process as if it were personally served within such state. Each party irrevocably waives, to the fullest extent permitted by law, any objection that the party may now or hereafter have to the jurisdiction of the courts of such state and any claim that any such litigation brought in any such court has been brought in an inconvenient forum.

          Except as expressly provided in the Credit Agreement, the makers, sureties, guarantors and endorsers of this Note jointly and severally waive presentment for payment, protest, notice of protest and notice of nonpayment of this Note, and consent that this Note or any payment due under this Note may be extended or renewed without demand or notice, and further consent to the release of any collateral or part thereof, with or without substitution.

                              COLDWATER CREEK INC.


                              By  /s/ Donald A. Robson
                                 -----------------------------------------------
                                Its  Chief Financial Officer
                                    --------------------------------------------

                                 EXHIBIT 1.47

                     FORM OF TERM STANDBY LETTER OF CREDIT

See attached.

                     IRREVOCABLE STANDBY LETTER OF CREDIT

ISSUED IN Boise, Idaho

BENEFICIARY:                             APPLICANT:
 Wood County Development Authority        Coldwater Creek Inc.
 408 Juliana Street                       One Coldwater Creek Drive
 Parkersburg, WV  26102                   Sandpoint, Idaho  83864
 ATTN: James R. Kinnett, II

AMOUNT:  USD ***2,600,000.00             DATE AND PLACE OF EXPIRY:
 TWO MILLION SIX HUNDRED THOUSAND         XXXXXXXXXXXXXXX
 AND 00/100 UNITED STATES DOLLARS         Our counters.

CREDIT AVAILABLE WITH
 First Security Bank, N.A.
 International Department
 999 Main Street, 3rd Floor
 Boise, Idaho  83702

By:  PAYMENT

AVAILABLE BY DRAFTS AT SIGHT DRAWN ON:
 First Security Bank, N.A.
 Boise, Idaho

     By order of our client: Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864, we hereby issue in favor of Wood County Development Authority (hereby referred to as the Development Authority") our Irrevocable Standby Letter of Credit No. S-XXXXXXX-XXXX in the maximum amount of USD2,600,000.00 (Two Million Six Hundred Thousand U.S. Dollars), effective (insert date of issue).

     Expiring XX-XX-99, at our counters: First Security Bank, N.A., 999 Main Street, 3rd floor, Boise, Idaho 83702, provided, however, that it is a condition of this Letter of Credit that it shall be automatically extended for one year from the present or each future date of expiration, unless at least thirty (30) days prior to each such date of expiration we send you notice in writing by courier that we elect not to renew this Letter of Credit for such additional period. This Letter of Credit shall expire full and finally (insert date to indicate five (5) years from date of issue).

     Partial drawings and Multiple drawings are acceptable and demand for payment hereunder shall not exceed an aggregate amount up to USDX,XXX,XXX.XX maximum and each drawing honored by the bank hereunder shall reduce the maximum amount that may be drawn.

     The amount of this Standby Letter of Credit is available to you against presentation of your draft(s) drawn on us at sight bearing on the face thereof the clause:

     "DRAWN UNDER FIRST SECURITY BANK, N.A., IRREVOCABLE LETTER OF CREDIT
          NO. S-XXXXXXX-XXXX"

accompanied by the original of this Letter of Credit and the following documents:

     1. Beneficiary's written statement signed by a person purportedly authorized by the beneficiary, stating that Coldwater Creek Inc. is in default under the lease agreement entered into on (insert date) between Coldwater Creek Inc., the lessee, and Wood County Development Authority, the lessor and that the default under the Lease is continuing.

     2. Signed statement from Wood County Development Authority of the amount due by Lessee under the Lease and that demand for payment of such amount has been made by Wood County Development Authority of Coldwater Creek Inc. and that such payment was not paid in full within five (5) days of the demand.

     This Letter of Credit is transferable and assignable upon presentation of Beneficiary's Transfer Demand in the format of attached "Annex A." Transfers and assignments are to be effected without charge to either the beneficiary, or the transferee/assignee of this Letter of Credit or the proceeds. First Security Bank, N.A., its successors and assigns, shall have no right of reimbursement or right of recourse against Wood County Development Authority for any amount(s) drawn under strict compliance of this Letter of Credit.

     In case of partial drawings, First Security Bank, N.A. will endorse the back of this original Standby Letter of Credit for the amount drawn and return same to beneficiary for presentation under possible additional drawings up to the maximum aggregate amount indicted in this Standby Letter of Credit.

     This Letter of Credit is subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500 (the "UCP"). This Letter of Credit shall be deemed to be issued under the laws of the State of West Virginia and shall, as to matters not governed by the UCP, be governed by and construed in accordance with the laws of the State of West Virginia.

REIMBURSEMENT INSTRUCTIONS:
 PAYMENT TO BE EFFECTED PER YOUR
 INSTRUCTIONS AGAINST CONFORMING
 DOCUMENTS PRESENTED AT OUR
 COUNTERS.



                                                -------------------------------
                                                  AUTHORIZED       SIGNATURE(S)

                                EXHIBIT 2.1.1.2

                            LIBOR LOAN REQUEST FORM

                                    [DATE]


First Security Bank, N.A.
P.O. Box 7069
Boise, ID   83830

Attention:  Commercial Banking Division

Ladies & Gentlemen:

We refer to the Credit Agreement (the "Agreement"), dated June ___, 1998, among First Security Bank, N.A., as agent ("Agent"), the Banks Named Therein ("Banks"), and Coldwater Creek Inc. ("Borrower"). Pursuant to Section 2.1.1.2 of the Agreement, Borrower requests that Banks make LIBOR Loans pursuant to the Agreement and specifies as follows:

     1.   The date of the requested Loans is to be __________________________.

     2. The aggregate amount of the requested Loans is to be $______________________.

     3.   The requested Interest Period for the Loans is ___________________.

Borrower certifies to Agent and Banks, as of the date of this letter, that the warranties and representations set forth in the Agreement and the other Loan Documents are true and correct, and that no Event of Default, as defined in the Agreement, has occurred and is continuing or would result from the requested Loan.

                              Very truly yours,

                              COLDWATER CREEK INC.


Title__________________________________

                                 EXHIBIT 3.1.2

                 FORM OF CONTINUING AND UNCONDITIONAL GUARANTY


                                 See attached.

                     CONTINUING AND UNCONDITIONAL GUARANTY

          For good and valuable consideration, COLDWATER CREEK OUTLET STORES INC., a Delaware corporation ("Guarantor"), absolutely and unconditionally guarantees and promises to pay to FIRST SECURITY BANK, N.A. ("Agent") or its order, as agent for the Banks (as that term is defined below), in legal tender of the United States of America, the Indebtedness (as that term is defined below) of COLDWATER CREEK INC., a Delaware corporation ("Borrower"), to Banks on the terms and conditions set forth in this Guaranty. Under this Guaranty, the liability of Guarantor is unlimited and the obligations of Guarantor are continuing.

          1.   AMOUNT OF GUARANTY.  The amount of this Guaranty is Unlimited.

          2. DEFINITIONS. The following words shall have the following meanings when used in this Guaranty:

          AGENT. The word "Agent" means First Security Bank, N.A., its successors and assigns, in its capacity as agent for the Banks.

          BANKS. The word "Banks" means the Banks and the Issuing Bank, as those terms are defined in the Credit Agreement (referred to individually as a "Bank").

          BORROWER. The word "Borrower" means Coldwater Creek Inc., a Delaware corporation.

          CREDIT AGREEMENT. The words "Credit Agreement" mean the Credit Agreement among Borrower, Agent, and Banks, dated June 29, 1998, as amended, supplemented, or modified from time to time.

          GUARANTOR. The word "Guarantor" means Coldwater Creek Outlet Stores Inc., a Delaware corporation.

          GUARANTY. The word "Guaranty" means this Guaranty made by Guarantor for the benefit of Bank.

          INDEBTEDNESS. The word "Indebtedness" means the Obligations as such term is defined in the Credit Agreement; whether recovery on the Indebtedness may be or may become barred or unenforceable against Borrower for any reason whatsoever; and whether the Indebtedness arises from transactions that may be voidable on account of infancy, insanity, ultra vires, or otherwise.

          RELATED DOCUMENTS. The words "Related Documents" mean and include without limitation all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

          3. NATURE OF GUARANTY. Guarantor's liability under this Guaranty shall be open and continuous for so long as this Guaranty remains in force. Guarantor intends to guarantee at all times the performance and prompt payment when due, whether at maturity or earlier by reason of acceleration or otherwise, of all Indebtedness. Accordingly, no payments made upon the Indebtedness will discharge or diminish the continuing liability of Guarantor in connection with any remaining portions of the Indebtedness or any of the Indebtedness that subsequently arises or is thereafter incurred or contracted.

          4. DURATION OF GUARANTY. This Guaranty will take effect when received by Agent without the necessity of any acceptance by Agent or Banks, or any notice to Guarantor or to Borrower, and will continue in full force until all Indebtedness incurred or contracted before receipt by Agent of any notice of revocation shall have been fully and finally paid and satisfied and all other obligations of Guarantor under this Guaranty shall have been performed in full. If Guarantor elects to revoke this Guaranty, Guarantor may only do so in writing. Written revocation of this Guaranty will apply only to advances or new Indebtedness created after actual receipt by Agent of Guarantor's written revocation. For this purpose and without limitation, the term "new Indebtedness" does not include Indebtedness that at the time of notice of revocation is contingent, unliquidated, undetermined or not due and that later becomes absolute, liquidated, determined or due. This Guaranty will continue to bind Guarantor for all Indebtedness incurred by Borrower or committed by Banks prior to receipt of Guarantor's written notice of revocation, including any extensions, renewals, substitutions or modifications of the Indebtedness. All renewals, extensions, substitutions, and modifications of the Indebtedness granted after Guarantor's revocation, are contemplated under this Guaranty and, specifically will not be considered to be new Indebtedness. Release of any other guarantor or termination of any other guaranty of the Indebtedness shall not affect the liability of Guarantor under this Guaranty. A revocation received by Agents from any one or more Guarantors shall not affect the liability of any remaining Guarantors under this Guaranty. It is anticipated that fluctuations may occur in the aggregate amount of Indebtedness covered by this Guaranty, and it is specifically acknowledged and agreed by Guarantor that reductions in the amount of Indebtedness, even to zero dollars ($0.00), prior to written revocation of this Guaranty by Guarantor shall not constitute a termination of this Guaranty. This Guaranty is binding upon Guarantor and Guarantor's successors and assigns so long as any of the guaranteed Indebtedness remains unpaid and even though the Indebtedness guaranteed may from time to time be zero dollars ($0.00).

          5.   GUARANTOR'S AUTHORIZATION TO BANK.  Guarantor authorizes
Banks, either before or after any revocation hereof, without notice or demand and without lessening Guarantor's liability under this Guaranty, from time to time: (a) prior to revocation as set forth above, to make one or more additional secured or unsecured loans to Borrower, to lease equipment or other goods to Borrower, or otherwise to extend additional credit to Borrower; (b) to alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms of the Indebtedness or any part of the Indebtedness, including increases and decreases of the rate of interest on the Indebtedness; extensions may be repeated and may be for longer than the original loan term; (c) to take and hold security for the payment of this Guaranty or the Indebtedness, and exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any such security, with or without the substitution of new collateral; (d) to release, substitute, agree not to sue, or deal with any one or more of Borrower's sureties, endorsers, or other guarantors on any terms or in any manner Banks may choose; (e) to determine how, when and what application of payments and credits shall be made on the Indebtedness; (f) to apply such security and direct the order or manner of sale thereof, including without limitation, any nonjudicial sale permitted by the terms of the controlling security agreement or deed of trust, as Banks in their discretion may determine;
(g) to sell, transfer, assign, or grant participations in all or any part of the Indebtedness; and (h) to assign or transfer this Guaranty in whole or in part.

     6. GUARANTY ABSOLUTE. Guarantor guarantees that the payment of Indebtedness shall be paid strictly in accordance with the terms of the Related Documents regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Banks with respect thereto. The liability of the Guarantor under this Guaranty is absolute and unconditional irrespective of: (a) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or nonperfection of any collateral, for all or any of the Related Documents or Indebtedness; (b) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Related Document or Indebtedness; (c) without being limited by the foregoing, any lack of validity or enforceability of any Related Document or Indebtedness or any failure to receive any governmental approval relating thereto; or (d) any other defense whatsoever that might constitute a defense available to, or discharge of, the Guarantor (including without limitation, the bankruptcy or reorganization of the Guarantor).

     7. GUARANTOR'S REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants to Agent and Banks that (a) no representations or agreements of any kind have been made to Guarantor that would limit or qualify in any way the terms of this Guaranty; (b) this Guaranty is executed at Borrower's request and not at the request of Agent or Banks; (c) Guarantor has full power, right and authority to enter into this Guaranty; (d) the provisions of this Guaranty do not conflict with or result in a default under any agreement or other instrument binding upon Guarantor and do not result in a violation of any law, regulation, court decree or order applicable to Guarantor; (e) Guarantor has not and will not, without the prior written consent of Banks, sell, lease, assign, encumber, hypothecate, transfer, or otherwise dispose of all or substantially all of Guarantor's assets, or any interest therein; (f) upon a Bank's request, Guarantor will provide to the Bank financial and credit information in form acceptable to the Bank, and all such financial information that currently has been, and all future financial information that will be provided to Bank is and will be true and correct in all material respects and present fairly the financial condition of Guarantor as of the dates the financial information is provided; (g) no material adverse change has occurred in Guarantor's financial condition since the date of the most recent financial statements provided to a Bank and no event has occurred that may materially adversely affect Guarantor's financial condition; (h) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Guarantor is pending or threatened;
(i) no Bank has made any representation to Guarantor as to the creditworthiness of Borrower; and (j) Guarantor has established adequate means of obtaining from Borrower on a continuing basis information regarding Borrower's financial condition. Guarantor agrees to keep adequately informed from such means of any facts, events, or circumstances that might in any way affect Guarantor's risks under this Guaranty, and Guarantor further agrees that, absent a request for information, Agent and each Bank shall have no obligation to disclose to Guarantor any information or documents acquired by Agent or any Bank in the course of its relationship with Borrower.

     8.   GUARANTOR'S WAIVERS.

          8.1 Except as prohibited by applicable law, Guarantor waives any right to require any Bank (a) to continue lending money or to extend other credit to Borrower; (b) to make any presentment, protest, demand, or notice of any kind, including notice of any nonpayment of the Indebtedness or of any nonpayment related to any collateral, or notice of any action or nonaction on the part of Borrower, a Bank, any surety, endorser, or other guarantor in connection with the Indebtedness or in connection with the creation of new or additional loans or obligations; (c) to resort for payment or to proceed directly or at once against any person, including Borrower or any other guarantor; (d) to proceed directly against or exhaust any collateral held by the Bank from Borrower, any other guarantor, or any other person; (e) to give notice of the terms, time, and place of any public or private sale of personal property security held by the Bank from Borrower or to comply with any other applicable provisions of the Uniform Commercial Code; (f) to pursue any other remedy within the Bank's power; or (g) to commit any act or omission of any kind, or at any time, with respect to any matter whatsoever.

          8.2 Guarantor also waives any and all rights or defenses arising by reason of (a) any "one action" or "anti-deficiency" law or any other law that may prevent Agent or a Bank from bringing any action, including a claim for deficiency, against Guarantor, before or after Agent's or the Bank's commencement or completion of any foreclosure action, either judicially or by exercise of a power of sale; (b) any election of remedies by a Bank that destroys or otherwise adversely affects Guarantor's subrogation rights or Guarantor's rights to proceed against Borrower for reimbursement, including without limitation, any loss of rights Guarantor may suffer by reason of any law limiting, qualifying, or discharging the Indebtedness; (c) any disability or other defense of Borrower, of any other guarantor, or of any other person, or by reason of the cessation of Borrower's liability from any cause whatsoever, other than payment in full in legal tender, of the Indebtedness; (d) any right to claim discharge of the Indebtedness on the basis of unjustified impairment of any collateral for the Indebtedness; (e) any statute of limitations, if at any time any action or suit brought by Agent or a Bank against Guarantor is commenced there is outstanding Indebtedness of Borrower to any Bank that is not barred by any applicable statute of limitations; or (f) any defenses given to Guarantor at law or in equity other than actual payment and performance of the Indebtedness. If payment is made by Borrower, whether voluntarily or otherwise, or by any third party, on the Indebtedness and thereafter any Bank is forced to remit the amount of that payment to Borrower's trustee in bankruptcy or to any similar person under any federal or state bankruptcy law or law for the relief of debtors, the Indebtedness shall be considered unpaid for the purpose of enforcement of this Guaranty.

          8.3 Guarantor further waives and agrees not to assert or claim at any time any deductions to the amount guaranteed under this Guaranty for any claim of setoff, counterclaim, counter demand, recoupment or similar right, whether such claim, demand or right may be asserted by the Borrower, the Guarantor, or both.

     9. GUARANTOR'S UNDERSTANDING WITH RESPECT TO WAIVERS. Guarantor warrants and agrees that each of the waivers set forth above is made with Guarantor's full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any such waiver is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law or public policy.

     10. BANK'S RIGHT OF SETOFF. In addition to all liens upon and rights of setoff against the moneys, securities or other property of Guarantor given to Banks by law, each Bank shall have, with respect to Guarantor's obligations to the Bank under this Guaranty and to the extent permitted by law, a contractual security interest in and a right of setoff against, and Guarantor hereby assigns, conveys, delivers, pledges, and transfers to each Bank all of Guarantor's right, title and interest in and to, all deposits, moneys, securities and other property of Guarantor now or hereafter in the possession of or on deposit with the Bank, whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding however all IRA, Keogh, and trust accounts. Every such security interest and right of setoff may be exercised without demand upon or notice to Guarantor. No security interest or right of setoff shall be deemed to have been waived by any act or conduct on the part of a Bank or by any neglect to exercise such right of setoff or to enforce such security interest or by any delay in so doing. Every right of setoff and security interest shall continue in full force and effect until such right of setoff or security interest is specifically waived or released by an instrument in writing executed by the applicable Bank.

     11. SUBORDINATION OF BORROWER'S DEBTS TO GUARANTOR. Guarantor agrees that the Indebtedness of Borrower to the Banks, whether now existing or hereafter created, shall be prior to any claim that Guarantor may now have or hereafter acquire against Borrower, whether or not Borrower becomes insolvent. Guarantor hereby expressly subordinates any claim Guarantor may have against Borrower, upon any account whatsoever, to any claim that the Banks may now or hereafter have against Borrower. In the event of insolvency and consequent liquidation of the assets of Borrower, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of Borrower applicable to the payment of the claims of both Banks and Guarantor shall be paid to Banks and shall be first applied by Banks to the Indebtedness of Borrower to Banks. Guarantor assigns to Agent as agent for the Banks all claims that it may have or acquire against Borrower or against any assignee or trustee in bankruptcy of Borrower; provided however, that such assignment shall be effective only for the purpose of assuring to the Banks full payment in legal tender of the Indebtedness. If the Agent so requests, any notes or credit agreements now or hereafter evidencing any debts or obligations of Borrower to Guarantor shall be marked with a legend that the same are subject to this Guaranty and shall be delivered to Agent. Guarantor agrees, and Agent is authorized, in the name of Guarantor, from time to time to execute and file financing statements and continuation statements and to execute such other documents and to take such other actions as Agent deems necessary or appropriate to perfect, preserve and enforce its rights under this Guaranty.

     12. REINSTATEMENT. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Indebtedness is rescinded or must otherwise be returned by a Bank on the insolvency, bankruptcy or reorganization of the Borrower, all as though the payment had not been made.

     13. COVENANTS. For so long as this Guaranty remains in effect, Guarantor shall furnish to each Bank, or cause Borrower to furnish to each Bank, within one hundred twenty (120) days after the end of each fiscal year of the Guarantor, balance sheets of the Guarantor as of the end of such fiscal year, statements of income and retained earnings of the Guarantor for such fiscal year, and statements of cash flows of the Guarantor for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and audited by independent certified public accountants selected by the Guarantor and reasonably acceptable to the Bank. The foregoing financial statements need not be furnished if the information is included in the financial statements of the Borrower furnished to each Bank.

     14.  MISCELLANEOUS PROVISIONS.

          14.1 AMENDMENTS. This Guaranty, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Guaranty. No alteration of or amendment to this Guaranty shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

          14.2 APPLICABLE LAW. This Guaranty is made in the state of Idaho, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, this Guaranty and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the state of Idaho applicable to contracts made and performed in such state and any applicable law of the United States of America. Each party unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than the state of Idaho governs this Guaranty. All disputes, controversies, or claims arising out of, or in connection with this Guaranty shall be litigated in any court of competent jurisdiction within the state of Idaho. Each party accepts jurisdiction of such state and agrees to accept service of process as if it were personally served within such state. Each party irrevocably waives, to the fullest extent permitted by law, any objection that the party may now or hereafter have to the jurisdiction of the courts of such state and any claim that any such litigation brought in any such court has been brought in an inconvenient forum.

          14.3 ATTORNEYS' FEES; EXPENSES. Guarantor shall pay upon demand all of each Bank's costs and expenses, including reasonable attorneys' fees and the Bank's legal expenses, incurred in connection with the enforcement of this Guaranty. The Bank may pay someone else to help enforce this Guaranty, and Guarantor shall pay the costs and expenses of such enforcement. Costs and expenses include the Bank's reasonable attorneys' fees and legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and legal expenses for bankruptcy proceedings (and including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Guarantor also shall pay all court costs and such additional fees as may be directed by the court.

          14.4 NOTICES. Unless otherwise provided in this Guaranty, all notices or demands by any party relating to this Guaranty shall be in writing and either personally served or sent by facsimile transmission, recognized overnight delivery service, or regular United States mail, postage prepaid, to Borrower or to Agent as the case may be at the addresses set forth below:

          If to Guarantor:        Coldwater Creek Outlet Stores Inc.
                                  One Coldwater Creek Drive
                                  Sandpoint, Idaho 83864
                                  Attention:  Don Robson, Vice President &
                                              Chief Financial Officer
                                  Fax: (208) 265-7108

          With a copy to:         Elsaesser, Jarzabeck, Anderson & Marks
                                  Post Office Box 1049
                                  Sandpoint, Idaho  83864
                                  Attention:  Ford Elsaesser
                                  Fax: (208) 263-0759

          If to Bank:             First Security Bank, N.A.
                                  119 North 9th Street (83702)
                                  Post Office Box 7069
                                  Boise, Idaho 83730
                                  Attention:  Corporate Banking
                                  Fax: (208) 393-2472

          With a copy to:         Moffatt, Thomas, Barrett, Rock &
                                    Fields, Chartered
                                  101 S. Capitol Blvd., 10th Floor (83702)
                                  Post Office Box 829
                                  Boise, Idaho  83701-0829
                                  Attention:  David S. Jensen
                                  Fax: (208) 385-5384

The parties may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section shall be deemed given on the earlier of the date of confirmed actual receipt or if sent by personal delivery, on delivery, if sent by facsimile, on transmission, if sent by overnight delivery service, on the next business day, otherwise three (3) business days after the deposit thereof in the mail. All revocation notices by Guarantor shall be in writing and shall be effective only upon delivery to Bank as provided above in the section titled "Duration of Guaranty."

          14.5 INTERPRETATION. In all cases where there is more than one Borrower or Guarantor, then all words used in this Guaranty in the singular shall be deemed to have been used in the plural where the context and construction so require; and where there is more than one Borrower named in this Guaranty or when this Guaranty is executed by more than one Guarantor, the words "Borrower" and "Guarantor" respectively shall mean all and any one or more of them. The words "Guarantor," "Borrower," "Agent," "Bank," and "Banks" include the successors, assigns, and transferees of each of them. Caption headings in this Guaranty are for convenience purposes only and are not to be used to interpret or define the provisions of this Guaranty. If a court of competent jurisdiction finds any provision of this Guaranty to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances, and all provisions of this Guaranty in all other respects shall remain valid and enforceable. If any one or more of Borrower or Guarantor are corporations or partnerships, it is not necessary for Agent or any Bank to inquire into the powers of Borrower or Guarantor or of the officers, directors, partners, or agents acting or purporting to act on their behalf, and any Indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed under this Guaranty.

          14.6 WAIVER. Neither Agent nor any Bank shall be deemed to have waived any rights under this Guaranty unless such waiver is given in writing and signed by Agent or the Bank, as applicable. No delay or omission on the part of Agent or any Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver by Agent or a Bank of a provision of this Guaranty shall not prejudice or constitute a waiver of Agent's or the Bank's or any other Bank's right otherwise to demand strict compliance with that provision or any other provision of this Guaranty. No prior waiver by Agent or any Bank, nor any course of dealing between Agent or any Bank and Guarantor, shall constitute a waiver of any of Agent's or such Bank's rights or of any of Guarantor's obligations as to any future transactions. Whenever the consent of Agent or a Bank is required under this Guaranty, the granting of such consent by Agent or a Bank in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Agent or the Bank, as applicable.

          EACH UNDERSIGNED GUARANTOR ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS GUARANTY AND AGREES TO ITS TERMS. IN ADDITION, EACH GUARANTOR UNDERSTANDS THAT THIS GUARANTY IS EFFECTIVE UPON GUARANTOR'S EXECUTION AND DELIVERY OF THIS GUARANTY TO AGENT AND THAT THE GUARANTY WILL CONTINUE UNTIL TERMINATED IN THE MANNER SET FORTH IN THE SECTION TITLED "DURATION OF GUARANTY." NO FORMAL ACCEPTANCE BY AGENT OR ANY BANK IS NECESSARY TO MAKE THIS GUARANTY EFFECTIVE.

                     THIS GUARANTY IS DATED June 29, 1998.

                                       GUARANTOR:

                                       COLDWATER CREEK OUTLET STORES INC.


                                       By:  /s/ Donald A. Robson
                                          --------------------------------------
                                          Its:  Chief Financial Officer
                                              ----------------------------------


STATE OF IDAHO      )
                    ) ss.
County of Bonner    )

          On this 29th day of June, 1998, before me Jennie Stickney, personally appeared Donald Robson known or identified to me (or proved to me on the oath of ______________________________) to be the president, or vice-president, or secretary or assistant secretary, of Coldwater Creek Outlet Stores Inc., the corporation that executed the instrument or the person who executed the instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                       /s/ Jennie Stickney
                                       -----------------------------------------
                                       NOTARY PUBLIC FOR IDAHO
                                       Residing at Sandpoint
                                       My Commission Expires 11/12/03

                                 EXHIBIT 3.1.4

            FORM OF OPINION OF COUNSEL FOR BORROWER AND GUARANTORS



_________________, 1998

First Security Bank, N.A.
Post Office Box 7069
Boise, Idaho 83730

RE:  LOAN BY FIRST SECURITY BANK, N.A. TO COLDWATER CREEK INC.

Ladies and Gentlemen:

We are counsel to Coldwater Creek Inc., a Delaware corporation, (the "Borrower"), and ____________________________, a _______________ corporation
(the "Corporate Guarantor"). The opinion expressed below is furnished to you in connection with the Credit Agreement (the "Credit Agreement") dated as of June ___, 1998, between the Borrower and First Security Bank, N.A. ("Bank"). This opinion is being delivered pursuant to Section ____ of the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

In rendering the opinions set forth below, we have examined and relied upon such documents and instruments as we have deemed appropriate, including the following documents and instruments (the "Loan Documents"):

     1.   The Credit Agreement; and

     2.   The Revolving Notes.

We have also reviewed the Continuing and Unconditional Guaranty of the Corporate Guarantor (the "Corporate Guaranty").

Based on the foregoing, I am of the opinion that:

     1. The Borrower was incorporated under the General Corporation Law of the State of Delaware and exists in good standing under the laws of the State of Delaware.

     2. The Borrower is authorized or qualified to do business in Idaho, West Virginia, and all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary.

     3. The Borrower has power and authority under the General Corporation Law of the State of Delaware and all necessary material licenses, permits, and authorizations to own its properties and to conduct its business in the manner and at the locations as represented to Bank by Borrower.

     4. The Borrower has power and authority under the General Corporation Law of the State of Delaware to execute and deliver the Loan Documents and the Financing Statements and perform its obligations thereunder.

     5. The Borrower has authorized the execution and delivery of the Loan Documents and the Financing Statements and the performance of its obligations thereunder by all requisite action under the General Corporation Law of the State of Delaware.

     6. The Corporate Guarantor was incorporated under the _____________________ [Idaho Business Corporation Act] and exists in good standing under the laws of the State of __________.

     7. The Corporate Guarantor has power and authority under the _____________________ [Idaho Business Corporation Act] to execute and deliver the Corporate Guaranty and perform its obligations thereunder.

     8. The Corporate Guarantor has authorized the execution and delivery of the Corporate Guaranty and the performance of its obligations thereunder by all requisite action under the ________________________[Idaho Business Corporation Act].

     9. Each Loan Document constitutes a valid and legally binding obligation of the Borrower enforceable against Borrower in accordance with its terms. The Corporate Guaranty constitutes a valid and legally binding obligation of Corporate Guarantor enforceable against Corporate Guarantor in accordance with its terms.

     10. Neither the execution and delivery of the Loan Documents by the Borrower nor the performance of its obligations thereunder (i) violates the Borrower's articles of incorporation or bylaws or any applicable provisions of statutory law or regulation, or (ii) results in the material breach of or constitutes a material default under any existing indenture or loan, credit, or other agreement or instrument to which the Borrower is a party or by which it or its property is bound or affected.

     11. The execution and delivery of the Corporate Guaranty by the Corporate Guarantor and the performance of its obligations thereunder do not (i) violate the Corporate Guarantor's articles of incorporation or bylaws or any applicable provisions of statutory law or regulation, or (ii) result in the material breach of or constitute a material default under any existing indenture or loan, credit, or other agreement or instrument to which the Corporate Guarantor is a party or by which it or its property is bound or affected.

I confirm that there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or threatened against the Borrower or against any of its properties or revenues that, if adversely determined, could be reasonably expected to have a material adverse effect on the business operations, property, or financial condition of the Borrower taken as a whole.

This opinion may be relied upon by any Assignee Bank under the Credit Agreement.

Very truly yours,

                                EXHIBIT 3.1.12

                         FORM OF LETTER TO ACCOUNTANTS


                           [LETTERHEAD OF BORROWER]

[name and address of accountants]

Ladies and Gentlemen:

     We will send to First Security Bank, N.A. ("Bank") all final financial statements and all reports that are prepared by you as a result of any audit or other review of our operations, finances or internal controls, specifically including any reports dealing with improper accounting practices, defalcations, financial reporting errors or misstatements or fraud perpetrated on us or by any of our employees or agents. Additionally, please be advised that one of the principal purposes of the audited financial statements that you may be asked to prepare is to provide Bank with information regarding our financial condition.

     Thank you.

COLDWATER CREEK INC.



By
  Its

                                EXHIBIT 15.5.2

                  FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

                                 See attached.

                      ASSIGNMENT AND ASSUMPTION AGREEMENT


     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made as of ________________, 1998 between _______________________ ("Assignor") and
______________________ ("Assignee").

                                R E C I T A L S

     A. Assignor is a Bank under that certain Credit Agreement dated as of June ___, 1998 (as amended, supplemented or restated from time to time, the "Credit Agreement) among COLDWATER CREEK INC., a Delaware corporation ("Borrower"), the financial institutions from time to time parties thereto (collectively, the "Banks"), and FIRST SECURITY BANK, N.A., as agent for the Banks (in such capacity, "Agent").

     B. Assignor desires to assign to Assignee [all] [a portion] of its rights and obligations under the Credit Agreement and the other Loan Documents, and be released from such assigned obligations.

     C.   Assignee desires to assume such assigned obligations.

     NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.   DEFINITIONS.

     Capitalized terms used but not defined in this Agreement shall have the meaning set forth in the Credit Agreement.

     2.   ASSIGNMENT.

     Effective on the Assignment Effective Date (as defined in Section 4 below), Assignor, without recourse and without representation or warranty (except as expressly provided in Section 7 below), assigns to Assignee the Assigned Rights and Obligations (as defined below).

          [2.1 The "Assigned Rights and Obligations" means all of Assignor's rights and obligations under the Credit Agreement on the Assignment Effective Date, including without limitation those relating to its Bank's Commitment, its commitment to purchase participations in the Term Standby Letter of Credit and standby Letters of Credit, any outstanding Loans, and participations in the Term Standby Letter of Credit and any outstanding standby Letters of Credit.]

          [2.2 The "Assigned Rights and Obligations" means (a) [$_____]
[_____%] of Assignor's $_____ Bank's Commitment on the Assignment Effective Date, (b) the portion of Loans by Assignor outstanding on the Assignment Effective Date that is attributable to the above portion of Assignor's Bank's Commitment, and (c) all of Assignor's other rights and obligations under the Credit Agreement that are attributable to the above portion of Assignor's Bank's Commitment, including without limitation participations in the Term Standby Letter of Credit and any outstanding standby Letters of Credit and commitments to purchase participations in the Term Standby Letter of Credit and standby Letters of Credit.]

          2.3 After the Assignment Effective Date, the Proportionate Share of Assignee shall be ______________% and the Proportionate Share of Assignor shall be _____%.

     3.   ASSUMPTION.

     Effective on the Assignment Effective Date, Assignee accepts the foregoing assignments of, and assumes from Assignor, the Assigned Rights and Obligations.

     4.   EFFECTIVENESS.

     The Agreement shall become effective on a date (the "Assignment Effective Date") selected by Assignor, which shall be on or as soon as practicable after the execution and delivery of counterparts of this Agreement by Assignor, Assignee, Agent, Issuing Bank and Borrower. Assignor shall promptly notify Assignee, Agent, Issuing Bank and Borrower in writing of the Assignment Effective Date.

     5.   PAYMENTS ON ASSIGNMENT EFFECTIVE DATE.

     On the Assignment Effective Date, Assignee shall pay to Assignor (a) the principal amount of all Loans made by Assignor pursuant to the Credit Agreement that are attributable to the Assigned Rights and Obligations and outstanding on the Assignment Effective Date, (b) the amount of all Drawing Payments for which Assignor has reimbursed Issuing Bank that are attributable to the Assigned Rights and Obligations and outstanding on the Assignment Effective Date, and (c) the amount of all Term Drawing Payments for which Assignor has reimbursed Issuing Bank that are attributable to the Assigned Rights and Obligations and outstanding on the Assignment Effective Date. Each of Assignor and Assignee shall pay to the other such amounts (if any) as are specified in any written agreement or exchange of letters between them. Assignee (or Assignor if so agreed in writing by Assignor) shall pay to Agent an assignment registration and processing fee of $2,000.

     6.   ALLOCATION AND PAYMENT OF INTEREST AND FEES.

          6.1 Agent shall pay to Assignee all interest, commitment fees and other amounts not constituting principal that are paid by or on behalf of Borrower pursuant to the Loan Documents and are attributable to the Assigned Rights and Obligations ("Borrower Amounts"), that accrue on and after the Assignment Effective Date. If Assignor receives or collects any such Borrower Amounts, Assignor shall promptly pay them to Assignee.

          6.2 Agent shall pay to Assignor all Borrower Amounts that accrue before the Assignment Effective Date. If Assignee receives or collects any such Borrower Amounts, Assignee shall promptly pay them to Assignor.

     7.   REPRESENTATION AND WARRANTIES.

          7.1 Each of Assignor and Assignee represents and warrants to the other as follows:

               (i) It has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement.

               (ii) The making and performance of this Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation applicable to it.

               (iii) This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

               (iv) All approvals, authorizations or other actions by, or filings with, any governmental authority necessary for the validity or enforceability of its obligations under this Agreement have been made or obtained.

          7.2 Assignor represents and warrants to Assignee that Assignor owns the Assigned Rights and Obligations, free and clear of any Lien or other encumbrance.

          7.3  Assignee represents and warrants to Assignor as follows:

               (i) Assignee has made and shall continue to make its own independent investigation of the financial condition, affairs and creditworthiness of Borrower and any other Person obligated under the Loan Documents (collectively, "Credit Parties"), and the value of any collateral now or hereafter securing any of the obligations, indebtedness, liabilities or undertakings under the Loan Documents ("Collateral"), in connection with its assumption of the Assigned Rights and Obligations.

               (ii) Assignee has received a copy of the Loan Documents and such other documents, financial statements and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

     8.   NO ASSIGNOR RESPONSIBILITY.

          8.1 Assignor makes no representations or warranty and assumes no responsibility to Assignee for any or all of the following:

               (a) the execution (by any party other than Assignor), effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of the Loan Documents or for any representations, warranties, recitals or statements made in the Loan Documents or in any financial or other written or oral statement, instrument, report, certificate or any other document made or furnished or made available by Assignor or Assignee or by or on behalf of any Credit Party to Assignor or Assignee in connection with the Loan Documents and the transaction contemplated thereby ;

               (b) the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any Event of Default under the Loan Documents; or

               (c) the accuracy or completeness of any information provided to Assignee, whether by Assignor or by or on behalf of any Credit Party.

          8.2 Assignor shall have no initial or continuing duty or responsibility to make any investigation of the financial condition, affairs or creditworthiness of any of the Credit Parties, or the value of any Collateral, in connection with the assignment of the Assigned Rights and Obligations or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter.

     9.   ASSIGNEE BOUND BY CREDIT AGREEMENT.

     Effective on the Assignment Effective Date, Assignee (a) shall be deemed to be a party to the Credit Agreement, (b) agrees to be bound by the Credit Agreement as it would have been if it had been an original Bank party thereto, and agrees to perform in accordance with their terms all of the obligations that are required under the Loan Documents to be performed by it as a Bank. Assignee appoints and authorizes Agent to take such actions as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

     10.  ASSIGNEE RELEASED FROM CREDIT AGREEMENT.

     Effective on the Assignment Effective Date, Assignor shall be released from the Assigned Rights and Obligations; provided, however, that Assignor shall retain all of its rights to indemnification under Section 15.10 of the Credit Agreement and the other Loan Documents for any events, acts or omissions occurring before the Assignment Effective Date.

     11.  GENERAL.

          11.1 This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and current understandings and agreements, whether written or oral (other than with respect to any fees payable as provided in Section 5 hereof).

          11.2 No term or provision of this Agreement may be amended, waived or terminated orally, but only by an instrument signed by the parties hereto.

          11.3 This Agreement may be executed in one or more counterparts. Each set of executed counterparts shall be an original. Executed counterparts may be delivered by facsimile transmission.

          11.4 Assignor may at any time and from time to time grant to others pursuant to and as permitted by the Loan Documents assignments of or participations in all or part of Assignor's Bank's Commitment, but not with respect to the Assigned Rights and Obligations.

          11.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other. The preceding sentence shall not limit the right of Assignee to grant to others assignments of or participations in all or part of the Assigned Rights and Obligations to the extent permitted by the terms of the Loan Documents.

          11.6 All payments to Assignor or Assignee hereunder shall, unless otherwise specified by the party entitled thereto, be made in United States Dollars, in immediately available funds, and to the address or account specified on the signature pages of this Agreement. The address of Assignee for notice purposes under the Credit Agreement shall be as specified on the signature pages of this Agreement.

          11.7 If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions hereof will not be affected or impaired in any way.

          11.8 Each party shall bear its own expenses in connection with the preparation and execution of this Agreement.

          11.9 This Agreement shall be governed by and construed in accordance with the laws of the state of Idaho.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

     ASSIGNOR:
               ----------------------------------

               By:
                  -------------------------------
               Printed Name:
                            ---------------------
               Title:
                     ----------------------------

               Assignor's Notice Instructions:
               ------------------------------

               ----------------------------------

               ----------------------------------

               ----------------------------------
               Attention:
                         ------------------------

                         ------------------------
               Reference:
                         ------------------------
               Telephone: (      )
                         ------------------------
               Facsimile: (      )
                         ------------------------

     ASSIGNEE:
               ----------------------------------

               By:
                  -------------------------------
               Printed Name:
                            ---------------------
               Title:
                     ----------------------------

               Assignor's Notice Instructions:
               ------------------------------

               ----------------------------------

               ----------------------------------

               ----------------------------------
               Attention:
                         ------------------------

                         ------------------------
               Reference:
                         ------------------------
               Telephone: (      )
                         ------------------------
               Facsimile: (      )
                         ------------------------

*ACKNOWLEDGED AND AGREED:
 -----------------------

          BORROWER:      COLDWATER CREEK, INC.

                         By:
                            ----------------------------------------------------

                         Printed Name:
                                      ------------------------------------------

                         Title:
                               -------------------------------------------------

          AGENT:         FIRST SECURITY BANK, N.A., as Agent

                         By:
                            ----------------------------------------------------

                         Printed Name:
                                      ------------------------------------------

                         Title:
                               -------------------------------------------------

          ISSUING BANK:  FIRST SECURITY BANK, N.A., as Issuing Bank

                         By:
                            ----------------------------------------------------

                         Printed Name:
                                      ------------------------------------------

                         Title:
                               -------------------------------------------------

                                 SCHEDULE 6.5

                                  ASSET SALES

Borrower shall be permitted to sell or return property up to the value of $5,000,000 acquired in anticipation of the Parkersburg, West Virginia facility, for the purpose of a lease or leaseback facility.

Other sales of Assets shall be permitted with prior consent of majority banks which consent shall not be unreasonably withheld.